Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated October 15, 2012

Between

WDCC ENTERPRISES INC.

and

THE SHAREHOLDERS LISTED ON SCHEDULE A

and

EECOL HOLDINGS LTD.

and

JARICH HOLDINGS LTD.

and

EESA CORP.

and

EESA HOLDINGS LTD.

and

EECOL ELECTRIC CORP.

(i)

(ii)

Section 12.9 Amendment	68
Section 12.10 Waiver	68
Section 12.11 Severability	68
Section 12.12 Remedies Cumulative	68
Section 12.13 Assignment and Enurement	68
Section 12.14 Counterparts and Facsimile	69
Section 12.15 Submission to Jurisdiction	69

(iii)

SHARE PURCHASE AGREEMENT

This Agreement dated October 15, 2012, between

WDCC ENTERPRISES, INC., a corporation formed under the laws of Alberta (the “Purchaser”)

and

THE SHAREHOLDERS LISTED ON SCHEDULE A, (collectively the “Vendors” and individually a “Vendor”))

and

EECOL HOLDINGS LTD., a corporation formed under the laws of Alberta (“EECOL Holdings”)

and

JARICH HOLDINGS LTD., a corporation formed under the laws of Alberta (“JARICH”)

and

EESA CORP., a corporation formed under the laws of Alberta (“EESA”)

and

EESA HOLDINGS LTD., a corporation formed under the laws of Alberta (“EESA Holdings”)

and

EECOL ELECTRIC CORP., a corporation formed under the laws of Alberta (the “Corporation”)

RECITALS

A. The Vendors are the registered and beneficial owners of the Purchased Shares.

B. The Purchaser wishes to purchase and the Vendors wish to sell the Purchased Shares on and subject to the terms and conditions of this Agreement.

C. It is advantageous to the Vendors, the Corporation, EECOL Holdings, Jarich, EESA and EESA Holdings that the Purchaser purchase the Purchased Shares.

FOR VALUE RECEIVED, the Parties agree as follows:

(1)

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Actuarial Reports” means the Actuarial Valuation Report as at December 31, 2011 on the EECOL Electric Corp. Retirement Plan and the Actuarial Valuation Report as at December 31, 2011 on the EECOL Electric Corp. Supplemental Executive Retirement Plan each prepared by Aon Hewitt.

(2) “Affiliate” of a Person means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, that Person.

(3) “Agreement” means this agreement and all schedules to this agreement.

(4) “Annual Financial Statements” means as applicable, (a) the audited consolidated financial statements of the Corporation as at and for the fiscal year ended January 31, 2012 consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, together with the notes to the statements, as reported on by Deloitte and Touche, Chartered Accountants, (b) the audited consolidated financial statements of EECOL Holdings as at and for the fiscal year ended January 31, 2012 consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, together with the notes to the statements, as reported on by Deloitte and Touche, Chartered Accountants and (c) the unaudited financial statements for Jarich for the year ended December 31, 2011 and for each of EESA and EESA Holdings for the year ended January 31, 2012.

(5) “Applicable Law”, means, in respect of any Person, property, transaction, event or other matter, any law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or Order, domestic or foreign, applicable to that Person, property, transaction, event or other matter and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(6) “Associate” means any officer, former officer, director, former director, shareholder or quotaholder, former shareholder or quotaholder, employee or former employee of the Corporation or any Subsidiary.

(7) “Bank Debt” means amounts owing by Jarich, EESA, EESA Holdings, EECOL Holdings, the Corporation or any of Subsidiaries, as applicable, as at a specified date in respect of the credit facilities listed on Schedule 1.1(7), in each case including any accrued and unpaid interest thereon and any prepayment costs associated with such repayment, all as set out in a pay-out letter provided by the applicable lender or lenders.

(8) “Benefit Plans” has the meaning given to it in Section 4.7(5).

(2)

(9) “Books and Records” means the Financial Records and all other books, records, files and papers of Jarich, EESA, EESA Holdings, EECOL Holdings, the Corporation and the Subsidiaries including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation and the Subsidiaries and all records, data and information stored electronically, digitally or on computer-related media.

(10) “Business” means (i) the sale and distribution of electrical equipment including, but not limited to, power distribution equipment, motor control, data/communication supplies, factory automation, lighting, wire and cable, motors and drives, (ii) the design and manufacture of E-Houses and lighting, (iii) the provision of related services, including equipment rental and repair, power studies, factoring and heat tracing, all as are currently conducted by the Corporation and/or one or more Subsidiaries and (iv) any other business activities currently conducted by the Corporation and/or one or more Subsidiaries.

(11) “Business Day” means a day on which banks are open for business in Calgary but does not include a Saturday, Sunday and any other day which is a legal holiday in Calgary.

(12) “Canadian Dollars” and the symbol “$” each means the lawful currency of Canada.

(13) “Capital Lease” of a Person means any lease or other arrangement relating to property which would be required to be accounted for as a capital lease on a balance sheet of that Person if that balance sheet were prepared in accordance with GAAP.

(14) “Closing” means the completion of the Purchase on the Closing Date.

(15) “Closing Date” means at least five Business Days after all Regulatory Approvals have been obtained (subject to the satisfaction or waiver of the other conditions set forth in Article 7, but in any event no later than May 31, 2013, or such other date agreed to by the Purchaser and the Vendors’ Representative, which may be before or after May 31, 2013.

(16) “Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Corporation and the Subsidiaries as at the Closing Date, prepared consistently with past practice. For greater certainty, the Closing Date Balance Sheet shall (i) take into account that the Bank Debt has been paid as of the Closing Date; and, (ii) not include any amounts which the Purchaser advances as a loan under Section 2.3(4).

(17) “Closing Financial Statements” means the consolidated financial statements of the Corporation and the Subsidiaries as at and for the fiscal period ended on the Closing Date, consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, as prepared and finally settled pursuant to Section 2.5.

(18) “Closing Pension Plan Deficiency” has the meaning given to it in Section 2.5(7).

(19) “Closing Working Capital” means the calculation of working capital as set out in Schedule 1.1(19), which calculation shall be consistent with the Closing Date Balance Sheet.

(3)

(20) “Commissioner” means the Commissioner of Competition under the Competition Act.

(21) “Competition Act” means the Competition Act (Canada).

(22) “Competition Act Approval” has the meaning given to it in Section 7.3.

(23) “Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Corporation or any Subsidiary to receive, store, process or transmit data to carry on the Business or to carry on its day to day operations and affairs.

(24) “Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required in respect of or pursuant to the terms of any Contract in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporation and the Subsidiaries to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(25) “Contaminant” means any substance, product, element, radiation, vibration, sound or matter included in any definition of “hazardous product”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law, or the presence of which in the environment may affect adversely the quality of the environment in any way.

(26) “Contracts” means all pending and executory contracts, agreements, leases (including the Leases) and arrangements (whether oral or written) to which the Corporation or a Subsidiary is a Party or by which it or any of its properties or assets or the Business is bound or under which the Corporation or a Subsidiary has rights.

(27) “Control” of a Person by another Person means that the second Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the first Person, whether through the ownership of securities, by contract or by any other means and “Controlled by” and “under common Control with” have corresponding meanings.

(28) “Covered Governmental Authority” means (i) any agency, instrumentality, subdivision or other body of any federal, regional, or municipal government, (ii) any commercial or similar entities that a government controls or owns, directly or indirectly, including any state-owned or state-operated companies or enterprises (e.g., a government controlled fund or financial institution), (iii) any international organization such as the United Nations or the World Bank, and (iv) any political party.

(29) “Covered Governmental Official” means (a) any officer or employee of a Covered Governmental Authority as defined herein; (b) any person or entity acting for or on behalf of any Covered Governmental Authority; (c) any political party or official thereof; (d) any candidate for political office; or (e) any other person who acts at the suggestion, request, direction, or for the benefit of any of the above-described persons or any Covered Governmental Authority.

(4)

(30) “Damages” means, whether or not involving a Third Party Claim, any and all loss, liability, cost, claim, interest, fine, penalty, assessment, damages available at law or in equity, expense, including the costs and expenses of any action, application, claim, complaint, disclosure, suit, investigation, proceeding, demand, assessment, judgement, settlement or compromise relating thereto (including the reasonable costs, fees and expenses of legal counsel and/or advisors on a full indemnity basis without reduction for tariff rates or similar reductions and all reasonable costs of investigation, but not including any internal employee costs of the Purchaser or any Affiliate of the Purchaser).

(31) “Direct Claim” has the meaning given to it in Section 8.5.

(32) “EECOL Holdings” means EECOL Holdings Ltd., a corporation incorporated under the laws of Alberta.

(33) “EESA” means EESA Corp., a corporation incorporated under the laws of Alberta.

(34) “Employment Laws” means all Applicable Laws relating to employment and labour, including those relating to wages, hours of work, employment or labour standards, collective bargaining, labour or industrial relations, pension benefits, human rights, pay equity, employment equity, workers’ compensation or workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, social security, Canada Pension Plan, occupational health and safety and hazardous substances.

(35) “Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under Applicable Law.

(36) “Environmental Claim” includes a claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Contaminant, or (b) any non-compliance or alleged non-compliance with any Environmental Law.

(37) “Environmental Laws” means all Applicable Laws relating to the protection and preservation of the environment, health, safety, product safety, product liability, natural resource damage or Contaminants.

(38) “Environmental Permits” includes all Orders, permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority under Environmental Laws.

(39) “Escrow Agent” means Wells Fargo or such other third party trust company or financial institution as agreed to by the Parties.

(40) “Escrow Agreement” has the meaning given to it in Section 2.3(3)(g).

(5)

(41) “Escrow Amount” means $50,000,000.

(42) “Estimated Pension Plan Deficiency” means $35,900,000, less any special contributions (if any) made by the Corporation prior to the Closing Date.

(43) “Estimated Rebate Adjustment” has the meaning given to it in Section 2.3(1)(d).

(44) “Estimated Unpaid Taxes” has the meaning given to it in Section 2.3(1)(b).

(45) “Estimated Working Capital on Closing” has the meaning given to it in Section 2.3(1).

(46) “Estimated South American Debt” means $8,451,000, being the aggregate of the debt and debt like items set forth on Schedule 1.1(46).

(47) “Financial Records” means all books of account and other financial data and information of Jarich, EESA, EESA Holdings, EECOL Holdings, the Corporation and the Subsidiaries and includes all records, data and information stored electronically, digitally or on computer-related media.

(48) “GAAP” means the generally accepted accounting principles in the respective country of incorporation of the entity to which it is applicable, consistently applied in conformity with the past practices of such entity, and in effect as at date of each such financial statement to which it refers, including, with respect to any Canadian entity, the Accounting Standards Private Enterprise and the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants.

(49) “Good Standing”, when used in reference to an entity, denotes that such entity has not been discontinued or dissolved under the laws of the jurisdiction in which it was formed, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such entity has submitted all notices or returns of information and all other filings required by Applicable Law to be submitted by it to any Governmental Authority.

(50) “Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government department, body, ministry, agency, tribunal, commission, board, court, bureau or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(51) “Guarantee” of a Person means any absolute or contingent liability of that Person under any guarantee, agreement, discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person and including any absolute or contingent obligation to:

(a)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person;

(b)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any Person to make payment of Indebtedness or to assure the holder of the Indebtedness against loss; or

(6)

(c)	indemnify or hold harmless any Person from or against any losses, liabilities or damages, in circumstances intended to enable the Person to incur or pay any Indebtedness or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of the Indebtedness.

(52) “Import and Export Laws” means, collectively, all Applicable Laws relating to import or export control, reporting or accounting, whether for Canada, including under the Customs Act (Canada), Export and Import Permits Act (Canada), Freezing Assets of Corrupt Foreign Officials Act (Canada), Special Economic Measures Act (Canada) and United Nations Act (Canada) and the Regulations made thereunder, or for any other jurisdiction, including the U.S. Export Administration Regulations, 15 C.F.R. Part 730 et seq., the U.S. International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, and economic sanctions laws administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control.

(53) “Indebtedness” of a Person means, without duplication:

(a)	all debts and liabilities of that Person for borrowed money;

(b)	all Capital Leases of that Person;

(c)	all debts and liabilities of that Person representing the deferred acquisition cost of property and services; and

(d)	all Guarantees given by that Person,

but does not include short-term obligations of that Person payable to outside or inter-company suppliers and incurred in the Ordinary Course of Business of that Person or deferred taxes of that Person.

(54) “Indemnified Party” means any Person entitled to indemnification under this Agreement.

(55) “Indemnifier” means any Person obligated to provide indemnification under this Agreement.

(56) “Indemnity Payment” means any amount of any Damages required to be paid pursuant to Sections 8.2 or 8.3.

(57) “Intellectual Property” means:

(a)	all patents, patent rights, patent applications, registrations, continuations, continuations in part, divisional applications or analogous rights thereto, and inventions owned or used by the Corporation or a Subsidiary in the Business;

(b)	all trade-marks, trade names, trade mark applications and registrations, trade name registrations, service marks, logos, slogans and brand names owned or used by the Corporation or a Subsidiary in the Business;

(7)

(c)	all copyrights and copyright applications and registrations owned or used by the Corporation or a Subsidiary in the Business;

(d)	all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Corporation or a Subsidiary in the Business;

(e)	all business names, corporate names, telephone numbers, domain names, domain name registrations, website names and worldwide web addresses and other communications addresses owned or used by the Corporation or a Subsidiary in the Business;

(f)	all computer systems and applications software, including all related documentation and the latest revisions of all related object and source codes therefor to the extent in the possession and control of the Corporation or a Subsidiary, owned or used by the Corporation or a Subsidiary in the Business;

(g)	all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other technical drawings and manuals, technology, blue prints, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information owned or used by the Corporation or a Subsidiary in the Business;

(h)	all other intellectual property rights used by the Corporation or a Subsidiary in carrying on, or arising from the operation of, the Business, and foreign equivalents or counterpart rights, in any jurisdiction throughout the world;

(i)	all licences granted by the Corporation or a Subsidiary of the intellectual property described in paragraphs (a) to (h) above;

(j)	all future income and proceeds from any of the intellectual property listed in paragraphs (a) to (h) above and the licences described in paragraph (i) above;

(k)	all rights to damages and profits by reason of the infringement of any of the intellectual property described in items (a) to (h) above and the licences described in item (i) above; and

(l)	all goodwill associated with any of the foregoing.

(58) “Inter-Company Debt” has the meaning given to it in Section 4.4(4)(b).

(59) “Interim Period” means the period from and including the date of this Agreement to and including the Closing Date.

(60) “Intermediary” means any Person acting on behalf of any other Person, whether by formal agreement or informally, including any agent, sales agent, commission agent, consultant, advisor, accountant, tax professional, attorney or broker.

(8)

(61) “Key Employees” means Tom Crist, Karleen Gobeil, Darren Buium, Larry Knorr, Garry Tansem, Michael Cumberland, Paul Challoner, John Stack, Bernie Kuntz, Chris Hazen and Reg Toth.

(62) “Leased Premises” has the meaning given to it in Section 4.5(3)(a).

(63) “Leases” has the meaning given to it in Section 4.5(3)(a).

(64) “Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporation or a Subsidiary by any Governmental Authority.

(65) “Non-Competition Covenant” has the meaning given to it in Section 7.4.

(66) “Notice” means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(67) “Notice of Claim” has the meaning given to it in Section 8.5.

(68) “Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

(69) “Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the Business, consistent with past practice.

(70) “Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

(71) “Payment” means money or anything of value or promise of anything of value, including any favor, gift, offer, fee, sample, travel expense, entertainment, service, employment, equipment, loan, debt forgiveness, donation, grant or other payment or support in cash or in kind, however characterized.

(72) “Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

(73) “Personal Information” means any factual or subjective information, recorded or not, about an employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier who is a natural person, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Corporation or a Subsidiary.

(74) “Prime Rate” for any day means the rate of interest expressed as a rate per annum that Bank of Nova Scotia establishes at its head office in Toronto, Ontario as a reference rate of interest that it will charge on that day for Canadian Dollar demand loans to its corporate customers in Canada and which it at present refers to as its “prime rate”.

(9)

(75) “Purchase” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(76) “Purchase Price” has the meaning given to it in Article 2.

(77) “Purchased Shares” means (i) all of the shares in the capital of Jarich as shown on Schedule A, (ii) all of the shares in the capital of EESA as shown on Schedule A and (iii) all of the shares in the capital of EECOL Holdings not held by Jarich or EESA as shown on Schedule A. By purchasing the Purchased Shares, Purchaser shall acquire 100% of the issued and outstanding shares of EECOL Holdings, the Corporation and the Subsidiaries, except for EECOL Electric Industrial Ecuador Limitada which it will acquire 60%.

(78) “Purchaser’s Indemnified Parties” means the Purchaser, the Purchaser’s Affiliates, the Corporation and their respective directors, officers, employees and agents.

(79) “Real Properties” has the meaning given to it in Section 4.5(2).

(80) “Rebate Adjustment” is the amount determined as set out in Section 2.5(9)taking into account the items referred to in the reference statement as set out in Schedule 1.1(19).

(81) “Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporation and the Subsidiaries to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, and includes the Competition Act Approval.

(82) “Release” means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.

(83) “South American Debt” is the amount determined as set out in Section 2.5(3) taking into account the items referred to in the reference statement set out in Schedule 1.1(46).

(84) “South American Subsidiaries” means collectively, (i) Sask Alta Holdings, S.A., EECOL Industrial Electric Limitada, EECOL Industrial Electric (Sudamerica) Limitada, EECOL Electric Industrial Ecuador Limitada, EECOL Electric Peru S.A.C., Obras y Servicios Sunpark S.A., EECOL Power S.A., Distribuidora Materiales Electricos E-Supply Limitada, EECOL Electric Bolivia Ltda, EECOL Electric Argentina S.A, and (ii) any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Corporation or one or more of its Subsidiaries .

(10)

(85) “Statement Date” means the date of the Annual Financial Statements, being January 31, 2012.

(86) “Subsidiaries” means collectively EECOL Properties Corp. and the South American Subsidiaries and “Subsidiary” means any one of EECOL Properties Corp. and the South American Subsidiaries.

(87) “Tax” or “Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including, without limitation, income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, and other assessments or similar charges in the nature of a tax including Canada Pension Plan, provincial pension plan, and foreign pension plan contributions, employment insurance and unemployment insurance premiums and workers compensation premiums, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, whether disputed or not.

(88) “Tax Act” means the Income Tax Act (Canada).

(89) “Tax Returns” means returns, declarations, elections, filings, forms, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, reassessment, or collection of Taxes or the administration of any Applicable Laws, regulations or administrative requirements relating to any Taxes.

(90) “Third Party Claim” has the meaning given to it in Section 8.5.

(91) “Transaction Expenses” means all out-of-pocket costs, fees, and expenses incurred by EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any of the Subsidiaries as of the Closing Date in connection with the negotiation, execution and delivery of this Agreement, the transactions contemplated hereby, or any work undertaken in anticipation or preparation of the transactions contemplated hereby.

(92) “Unpaid Taxes” means all Taxes payable by the Corporation for the period ending the Closing Date less all instalments paid prior to the Closing Date in respect of the period ending the Closing Date.

(93) “Vendors’ Counsel” means Donald J. Kelly, Barrister and Solicitor.

Section 1.2 Actions on Non-Business Days

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

(11)

Section 1.3 Currency and Payment Obligations

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

(b)	any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds; and

(c)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. on the due date at the payee’s address for notice under Section 12.5 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

Section 1.4 Calculation of Interest

In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

Section 1.5 Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Alberta time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Alberta time on the next succeeding Business Day.

Section 1.6 Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada).

Section 1.7 Best of Knowledge

Any statement in this Agreement expressed to be made to “the best of the Corporation’s knowledge” and any other references to the knowledge of the Corporation shall be understood to be made on the basis of the knowledge of the Key Employees, Carol Patterson, Erwin Conn Irigoyen, Patricio Arriagada Torres, Ana Maria Cabrera Valenzuela, William Bottelo, and Ricardo Archilla, after diligent inquiry, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as they would have had if they had conducted such diligent inquiry.

(12)

Section 1.8 Additional Rules of Interpretation

(1) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

(4) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules and exhibits attached thereto.

(8) Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

(9) Certificates. Any certificate of an officer of a corporation to be delivered pursuant to the terms of this Agreement shall be given by such officer as an officer of the corporation and without any personal liability.

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Section 1.9 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule A	–	Vendors
Schedule 1.1(7)	–	Bank Debt
Schedule 1.1(19)	–	Closing Working Capital
Schedule 1.1(46)	–	Estimated South America Debt
Schedule 2.3(3)(h)	–	Payment of Purchase Price
Schedule 2.4	–	Allocation of Purchase Price
Schedule 4.1(5)	–	Shareholders’ Agreements
Schedule 4.2(1)	–	Authorized and Issued Share Capital
Schedule 4.2(3)	–	Dividends
Schedule 4.3(2)	–	Liabilities of Jarich, EESA, EESA Holdings and EECOL Holdings
Schedule 4.4(2)	–	Annual Financial Statements – GAAP Exceptions
Schedule 4.4(4)(b)	–	Inter-Company Debt
Schedule 4.4(5)	–	Guarantees, Warranties and Discounts
Schedule 4.4(9)	–	Changes since Statement Date
Schedule 4.4(10)(f)	–	Tax Reassessments
Schedule 4.4(10)(o)	–	HST Registration Numbers
Schedule 4.4(10)(p)	–	Tax Reserves/Deductions/Elections
Schedule 4.4(10)(r)	–	Eligible Dividends
Schedule 4.4(11)(a)	–	Non-Arm’s Length – Intercorporate Transactions
Schedule 4.4(11)(b)	–	Non-Arm’s Length – Vendors
Schedule 4.4(11)(c)	–	Non-Arm’s Length - Associates
Schedule 4.4(13)	–	Bank Accounts and Authorizations
Schedule 4.4(14)	–	Insurance
Schedule 4.4(15)	–	Capital Expenditures
Schedule 4.5(1)	–	Personal Property Encumbrances
Schedule 4.5(2)(a)	–	Real Property Descriptions
Schedule 4.5(2)(b)(i)	–	Real Property Encumbrances
Schedule 4.5(3)(a)	–	Leased Premises
Schedule 4.5(5)	–	Environmental Matters
Schedule 4.5(6)	–	Personal Property Leases and Conditional Sales Agreements
Schedule 4.5(9)	–	Intellectual Property
Schedule 4.6(3)	–	Suppliers
Schedule 4.6(4)	–	Customers
Schedule 4.6(7)	–	Contracts
Schedule 4.6(8)	–	Product Warranty Claims
Schedule 4.6(10)	–	Licenses and Compliance with Law
Schedule 4.6(11)(c)	–	Absence of Unlawful Payments
Schedule 4.6(14)	–	Jurisdictions of Business
Schedule 4.6(15)	–	Consents and Regulatory Approvals
Schedule 4.6(16)	–	Powers of Attorney
Schedule 4.7(1)	–	Employees
Schedule 4.7(3)(a)	–	Labour Matters
Schedule 4.7(3)(b)	–	Collective Bargaining Unit
Schedule 4.7(3)(c)	–	Employment Agreements
Schedule 4.7(5)(a)	–	Pension Plans
Schedule 4.7(5)(b)	–	Benefits
Schedule 4.8(2)	–	Government Assistance
Schedule 4.8(4)	–	Pending Litigation

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Schedule 7.1(3)	–	Bringdown Certificate
Schedule 7.1(9)	–	Employment Agreements
Schedule 7.1(10)	–	Supplier/Customer Meetings
Schedule 7.1(18)	–	Opinion of Vendors’ Counsel
Schedule 7.2(2)	–	Purchaser’s Bringdown Certificate
Schedule 7.4	–	Non-Competition Covenant

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Purchase and Sale

On and subject to the terms and conditions of this Agreement, on the Closing Date, the Vendors shall sell to the Purchaser, and the Purchaser shall purchase from the Vendors, the Purchased Shares.

Section 2.2 Amount of Purchase Price

(1) The aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Shares (the “Purchase Price”) shall be:

(a)	$1,140,000,000 (the “Base Purchase Price”);

(b)	as adjusted for Closing Working Capital in accordance with Section 2.5;

(c)	less Unpaid Taxes;

(d)	less the aggregate amount of the Bank Debt (excluding the South American Debt), which is to be advanced as a loan by the Purchaser to the Corporation under Section 2.3(4);

(e)	less all unpaid Transaction Expenses;

(f)	less the aggregate amount of the South American Debt;

(g)	less the Closing Pension Plan Deficiency; and,

(h)	plus the Rebate Adjustment.

The Purchase Price shall be reduced by any amount paid out of the Escrow Amount pursuant to an indemnity claim under Article 8.

Section 2.3 Payments on Closing

(1) At least three Business Days prior to the Closing Date, the Corporation shall deliver to the Purchaser a certificate certified by the Chief Financial Officer of the Corporation setting forth:

(a)	an estimate of the Closing Working Capital (“Estimated Working Capital on Closing”) as at the Closing Date and based on the then current financial records of the Corporation;

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(b)	an estimate of the Taxes payable by the Corporation for the period ending the Closing Date less all instalments paid in respect of the period ending the Closing Date (the “Estimated Unpaid Taxes”);

(c)	an estimate of the Transaction Expenses; and

(d)	an estimate of the Rebate Adjustment (the “Estimated Rebate Adjustment”).

(2) The Chief Financial Officer of the Corporation shall at least six Business Days prior to the Closing Date (x) work with a representative of the Purchaser in preparing such certificate with a view to reaching a common understanding and mutual agreement, such agreement not to be unreasonably withheld or delayed, of the Estimated Working Capital on Closing, the Estimated South American Debt, the Estimated Unpaid Taxes, the Transaction Expenses and the Estimated Rebate Adjustment; and (y) provide the Purchaser and its representative access to the financial records relevant to the preparation of such certificate and the determination of such estimate. At least three Business Days prior to the Closing Date, the Corporation shall also deliver to the Purchaser the payout letters as to the Bank Debt as contemplated in Section 7.1(10)(a).

(3) The amount payable on the Closing Date on account of the Purchase Price shall be equal to the Base Purchase Price:

(a)	less the amount to be advanced as a loan by the Purchaser to the Corporation under Section 2.3(4);

(b)	less the Estimated Unpaid Taxes;

(c)	less the Estimated South American Debt;

(d)	less all unpaid Transaction Expenses;

(e)	less the Estimated Pension Plan Deficiency; and,

(f)	plus the Estimated Rebate Adjustment;

and shall be paid and satisfied by the Purchaser by wire transfer in immediately available funds as follows:

(g)	as to the Escrow Amount, by payment of such amount to or to the order of the Escrow Agent, to be held in accordance with this Agreement and an escrow agreement (“Escrow Agreement”) to be entered into between the Vendors, the Purchaser and the Escrow Agent in a form reasonably acceptable to them; and

(h)	as to the balance (the “Balance”), by payment of such amount as provided in Schedule 2.3(3)(h). The Balance payable to the Vendors shall (i) be based on the purchase price allocation set out in Schedule 2.4 and the number of Purchased Shares sold by each Vendor; and (ii) reflect the agreement of the Vendors to contribute their share of the Escrow Amount to be held under the Escrow Agreement.

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(4) In addition to the amount payable to the Vendors on the Closing Date on account of the Purchase Price as set out in Section 2.3(3), the Purchaser shall advance as a loan to the Corporation the aggregate amount of the Bank Debt as of the Closing Date as specified in the payout letters contemplated in Section 7.1(10)(a), by wire transfer in immediately available funds to or to the order of the applicable lender.

(5) In accordance with the terms and conditions of the Escrow Agreement, the Escrow Amount shall be held by the Escrow Agent:

(a)	to be used to remit to the Purchaser the amount owing to the Purchaser as a result of any reduction of the Purchase Price pursuant to Section 2.5 of this Agreement; and

(b)	as continuing collateral security in accordance with the terms of the Escrow Agreement for the payment and performance of the obligations of the Vendors under Section 8.2 and used to satisfy any claim of the Purchaser made against the Vendors under Section 8.2.

(6) Upon the expiry of 18 months from the Closing Date, the remaining Escrow Amount, if any (less the amount of any written claims made by the Purchaser under Section 8.2 during such 18 month period), shall be released from escrow and remitted and allocated by the Escrow Agent to or to the order of the Vendors in accordance with the terms and conditions of the Escrow Agreement.

Section 2.4 Allocation of Purchase Price

The Purchaser and the Vendors shall allocate the Purchase Price payable for the Purchased Shares as set out in Schedule 2.4 . The Parties agree that the amounts allocated to the Purchased Shares are the respective fair market values thereof, and the Purchaser and the Vendors shall file all returns and elections required or desirable under any Applicable Law relating to Taxes in a manner consistent with the foregoing allocations.

Section 2.5 Post-Closing Adjustments to Purchase Price

(1) Adjustment. The Purchase Price shall be adjusted as follows, once the Closing Working Capital is finally determined in accordance with Sections 2.5(3) and 2.5(4) and the Closing Pension Plan Deficiency is finally determined in accordance with Sections 2.5(7) and 2.5(8):

(a)	if the Closing Working Capital is less than $153,200,000, the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of the shortfall. Alternatively, if the Closing Working Capital is greater than $163,200,000, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess;

(b)	if the Unpaid Taxes are greater than the Estimated Unpaid Taxes, the Purchase Price shall be reduced on a dollar for dollar basis by the amount of such difference. Alternatively, if the Unpaid Taxes are less than the Estimated Unpaid Taxes, the Purchase Price shall be increased on a dollar for dollar basis by the amount of such difference; and

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(c)	if the South American Debt is greater than the Estimated South American Debt, the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such difference. Alternatively, if the South American Debt is less than the Estimated South American Debt, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such difference;

(d)	if the Closing Pension Plan Deficiency is greater than the Estimated Pension Plan Deficiency, the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such difference. Alternatively, if the Closing Pension Plan Deficiency is less than the Estimated Pension Plan Deficiency, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such difference; and

(e)	if the Rebate Adjustment is greater than the Estimated Rebate Adjustment, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such difference. Alternatively, if the Rebate Adjustment is less than the Estimated Rebate Adjustment, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such difference.

Any net increase in the Purchase Price shall be paid by the Purchaser by wire transfer payable to or to the order of the Escrow Agent, on behalf of the Vendors, but shall not form part of the Escrow Amount. Any net decrease in the Purchase Price shall be paid to the Purchaser pursuant to the terms of the Escrow Agreement. Payments shall be made within three Business Days of the final determination of both of the Closing Working Capital and the Closing Pension Plan Deficiency in accordance with this Section 2.5.

(2) Determination of Inventory. The Corporation and its Subsidiaries shall physically count their inventory on or around September 29, 2012. The Purchaser shall be entitled to have its representatives attend and observe such physical count. The inventory, as finally determined following such physical count, will be valued using the inventory valuation methods and practices used by the Corporation in prior years to value their respective Inventories.

(3) Closing Date Balance Sheet. Within 180 calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Vendors’ Representative the Closing Date Balance Sheet. Upon delivery of the Closing Date Balance Sheet, the Purchaser shall also determine and deliver to the Vendors’ Representative the calculation of the Closing Working Capital, and the amount of the Closing Working Capital adjustment to the Purchase Price determined in accordance with this Section 2.5, all based on the Closing Date Balance Sheet.

(4) Disputes—Closing Balance Sheet. If the Vendors’ Representative disputes any matter involved in the preparation of the Closing Date Balance Sheet or the calculation of the Closing Working Capital as determined by the Purchaser based on the Closing Date Balance Sheet and this Agreement, the Vendors’ Representative may, within 15 Business Days of receiving the Closing Date Balance Sheet and calculation of the Closing Working Capital, give written notice to the Purchaser setting out in reasonable detail the basis for such dispute (the “Dispute Notice”). If no such notice is given within such 15 Business Day period, the Parties shall be deemed to have accepted the Closing Date Balance Sheet and the calculation of the Closing Working Capital. If the Vendors’ Representative provides the Purchaser with a Dispute Notice within such 15 Business Day period, the Purchaser and the Vendors’ Representative shall within

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15 Business Days following the delivery of the Dispute Notice (the “Dispute Period”) negotiate in good faith to resolve the disputed items to their mutual satisfaction, and the Purchaser and the Vendors’ Representative agree to reasonably co-operate with each other in connection with such dispute and to provide disclosure of all relevant financial information and documents relating to the dispute within their control. If a negotiated settlement is reached within the Dispute Period, the Closing Date Balance Sheet and the calculation of the Closing Working Capital shall be as settled between the Parties. At the conclusion of the Dispute Period, if the dispute has not been resolved, the Purchaser and the Vendors’ Representative shall refer the matter to KPMG or such other accounting firm selected by mutual agreement of the Purchaser and the Vendors’ Representative to make the determination, and the Purchaser and Vendors’ Representative shall provide to such accounting firm their final figures as to what they determine should, in accordance with the terms of this Agreement, be the Closing Date Balance Sheet and the calculation of the Closing Working Capital (the “Final Figures”). The determination of such accounting firm of the Closing Date Balance Sheet and the calculation of the Closing Working Capital shall be in accordance with the terms of this Agreement and shall be final and binding upon the Parties. The accounting firm shall also determine which Party’s Final Figures are the furthermost from those finally determined by the accounting firm. If the accounting firm determines such party to be the Purchaser, the Purchaser shall pay the accounting firm’s costs. If the accounting firm determines such party to be the Vendors’ Representative, then the accounting firm’s costs shall be paid out of the Escrow Amount.

(5) Unpaid Taxes. Within 180 calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Vendors’ Representative, a statement setting out the Unpaid Taxes as of the Closing Date, which shall be final and binding upon the Parties, absent manifest error.

(6) South American Debt. Within 180 calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Vendors’ Representative, a statement setting out the South American Debt as of the Closing Date, which shall be final and binding upon the Parties, absent manifest error.

(7) Pension Plan Deficiency. The Corporation shall instruct Aon Hewitt to update the Actuarial Reports to the date of Closing by way of a supplemental reporting letter, in a form agreed to by the Purchaser and the Vendors’ Representative acting reasonably. In respect of the EECOL Electric Corp. Supplemental Executive Retirement Plan, the Corporation shall also instruct Aon Hewitt to prepare as part of its updated report, a solvency valuation, in a form agreed to by the Purchaser and the Vendors’ Representative acting reasonably, as at the date of Closing. The updated reports are referred to as the “Updated Reports”. The aggregate amount of the solvency deficiencies identified in the Updated Reports shall be the “Closing Pension Plan Deficiency” for the purposes of this Agreement, subject to adjustment as provided in Section 2.5(8).

(8) Disputes—Pension Plan Deficiency. If Mercer, or another pension consultant selected by the Purchaser, disputes any matter involved in the determination of the Closing Pension Plan Deficiency, the Purchaser may, within 15 Business Days of receiving the Updated Reports, give written notice to the Vendors’ Representative setting out in reasonable detail the basis for such dispute (the “Dispute Notice”). If no such notice is given within such 15 Business Day period, the Parties shall be deemed to have accepted the amount of the Closing Pension Plan Deficiency. If the Purchaser provides the Vendors’ Representative with a Dispute Notice within such 15

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Business Day period, the Purchaser and the Vendors’ Representative shall within 15 Business Days following the delivery of the Dispute Notice (the “Dispute Period”) negotiate in good faith to resolve the disputed items to their mutual satisfaction, and the Purchaser and the Vendors’ Representative agree to reasonably co-operate with each other in connection with such dispute and to provide disclosure of all relevant financial information and documents relating to the dispute within their control. If a negotiated settlement is reached within the Dispute Period, the Closing Pension Plan Deficiency shall be as settled between the Parties. At the conclusion of the Dispute Period, if the dispute has not been resolved, the Purchaser and the Vendors’ Representative shall refer the matter to a pension consulting firm selected by mutual agreement of the Purchaser and the Vendors’ Representative to make the determination, and the Purchaser and Vendors’ Representative shall provide to such pension consulting firm their final figures as to what they determine should, in accordance with the terms of this Agreement, be the Closing Pension Plan Deficiency (the “Final Amount”). The determination of such pension consulting firm of the Closing Pension Plan Deficiency shall be in accordance with the terms of this Agreement and shall be final and binding upon the Parties. The firm shall also determine which Party’s Final Amount is further from the amount determined by the pension consulting firm. If the firm determines such party to be the Purchaser, the Purchaser shall pay the firm’s costs. If the firm determines such party to be the Vendors’ Representative, then the firm’s costs shall be paid out of the Escrow Amount.

(9) Rebate Adjustment. Within 180 calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Vendors’ Representative, a statement setting out the Rebate Adjustment as of the Closing Date, which shall be final and binding upon the Parties, absent manifest error.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Each Vendor severally represents and warrants to the Purchaser the matters stated below with respect to such Vendor only and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

Section 3.1 Title

(1)	The Vendor is the beneficial owner of all of the Purchased Shares shown by its name on Schedule A.

(2) Where the Vendor is not the registered owner of the Vendor’s Purchased Shares as set out in Schedule A, the registered owner of its shares is as shown on Schedule A, and the Vendor has the power to direct the registered owner to transfer the Purchased Shares to the Purchaser.

(3) The Vendor has good and valid title to the Purchased Shares beneficially owned by it (beneficial title in the case where the Vendor is not the registered owner of its Purchased Shares), free and clear of any Encumbrances. The Vendor has not granted any options, warrants or other rights to purchase of any kind relating to the Purchased Shares, and there does not exist any options, warrants or other rights to purchase of any kind relating to the Purchased Shares. Upon completion of the Purchase, the Purchaser will have good and marketable title to the Purchased Shares, free and clear of any Encumbrances.

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Section 3.2 Residence.

The Vendor is not a non-resident of Canada for purposes of the Tax Act.

Section 3.3 Litigation.

There is no proceeding, pending or threatened, against the Vendor, or any Order outstanding against the Vendor, which could affect the ability of the Vendor to complete the sale of the Vendor’s Purchased Shares to the Purchaser under this Agreement.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE CORPORATION,

EECOL HOLDINGS, JARICH, EESA AND EESA HOLDINGS

The Corporation and EECOL Holdings jointly and severally represent and warrant to the Purchaser as stated below and acknowledge that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase. Each of Jarich, EESA and EESA Holdings severally represents and warrants to the Purchaser the matters stated below with respect to itself and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

Section 4.1 Corporate Matters

(1) Status and Capacity. Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries has been duly formed and organized, is a subsisting corporation or limited liability company in Good Standing under the laws of its jurisdiction of formation, and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business and to execute and deliver this Agreement and to perform its obligations under this Agreement.

(2) Authorization. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of each of EECOL Holdings, Jarich, EESA, EESA Holdings and the Corporation.

(3) Qualification. Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries is registered, licenced or otherwise qualified to carry on business and to own and operate its assets in each jurisdiction in which the nature of the Business or the character, ownership or operation of each entity’s assets makes such registration, licensing or qualification necessary under Applicable Law.

(4) Corporate Records. The minute books and other corporate records of each of EECOL Holdings, EESA, EESA Holdings, the Corporation and each of the Subsidiaries and the reconstituted minute book of Jarich, which replaced the original Jarich minute book which was lost, all of which have been provided to the Purchaser, have been maintained in accordance with Applicable Law and contain complete and accurate copies of the articles and by-laws and the minutes of all meetings of the board of directors, committees of directors and shareholders/quotaholders of the entity and of all written resolutions passed by the directors, committees of directors and shareholders/quotaholders of the entity, or similar records of similar

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bodies, since its formation. All such meetings were duly called and held, all such written resolutions, or similar records, were validly signed and all such by-laws and resolutions, or similar records, were duly passed in accordance with Applicable Law. The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries, copies of all of which have previously been provided to the Purchaser, have been maintained in accordance with Applicable Law and are complete, accurate and current.

(5) Shareholders’ Agreements, etc. There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary, except as disclosed in Schedule 4.1(5), and except for the powers of attorney referred to in Section 7.1(2).

Section 4.2 Share Capital and Dividends and Shares

(1) Authorized and Issued Share Capital. The authorized capital of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary is set out in Schedule 4.2(1). All of the issued shares:

(a)	of Jarich, are legally and beneficially owned by Marion Sinneave as shown on Schedule A;

(b)	of EESA, are registered in the name of the Persons set out in Schedule A and are beneficially owned by the Vendors as shown on Schedule A;

(c)	of EECOL Holdings, are legally and beneficially owned by Jarich, EESA and the Vendors as shown on Schedule A.

(d)	Schedule 4.2(1) sets out the issued shares or quotas of EESA Holdings, the Corporation and each Subsidiary and the name of the legal and beneficial owners of the issued shares or quotas. Each of the owners of the shares and/or quotas shown on Schedule 4.2(1) has good and valid title to such shares, free and clear of any Encumbrances. All shares and quotas shown on Schedule A and on Schedule 4.2(1) have been duly issued in accordance with Applicable Law, the articles of incorporation, by-laws or other organizational documents of the respective entity and are outstanding as fully paid and non-assessable shares or quotas in the capital of the respective entity. Immediately following the Closing the Purchaser will be the beneficial owner of 100% of the issued and outstanding shares of EESA, Jarich, EECOL Holdings and, indirectly, each of the Subsidiaries, except for EECOL Ecuador, of which it shall indirectly own 60% of the issued and outstanding shares, free and clear of all Encumbrances.

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(2) No Other Purchase Agreements. No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or quotas in the capital of any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary; or

(b)	the purchase or other acquisition from any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary of any of its undertaking, property or assets, other than in the Ordinary Course of Business.

There are no restrictions of any kind on the transfer of any of the Purchased Shares except those set out in the articles of EECOL Holdings, Jarich and EESA.

(3) Dividends. Except as disclosed in Schedule 4.2(3), since the Statement Date, none of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary has, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares or quotas and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or quotas or agreed to do so.

(4) Subsidiaries. Except for the interests disclosed in Schedule 4.2(1), none of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation nor any of the Subsidiaries owns, directly or indirectly, any shares, quotas or other equity securities of any corporation nor does it have any equity or ownership interest in any business or Person. None of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary is subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(5) Powers of Attorney. The powers or attorney executed by the Vendors who have signed this Agreement through an attorney are valid, enforceable, and irrevocable, and the Purchaser is entitled to rely on the execution of this Agreement, and any related documents, by the attorney.

Section 4.3 Jarich, EESA, EESA Holdings, EECOL Holdings

(1) Assets. Each of Jarich, EESA and EESA Holdings has never carried on any business nor owned any property, other than the shares Jarich holds in EECOL Holdings, the shares EESA holds in EESA Holdings and the shares EESA Holdings holds in EECOL Holdings. Since August 2, 2006, EECOL Holdings has not carried on any business nor owned any property, other than the shares EESA Holdings holds in the Corporation and EECOL Properties Corp.

(2) Liabilities. None of Jarich, EESA, EESA Holdings and EECOL Holdings has any debts, liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) of any kind whatsoever, other than:

(a)	obligations under this Agreement;

(b)	obligations under the agreements listed in Schedule 4.3(2).

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Section 4.4 Financial Matters

(1) Financial Records. All material financial transactions of the Corporation and the Subsidiaries have been properly recorded in the Financial Records, which have been maintained in accordance with GAAP and all of which have been made available to the Purchaser. The Financial Records:

(a)	accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Corporation and the Subsidiaries shown in the Annual Financial Statements and the revenues, expenses and results of operations of the Corporation and the Subsidiaries since the Statement Date;

(b)	accurately reflect in all material respects the basis for assets and liabilities, including accounts receivable, inventories and payables, of the Corporation and the Subsidiaries shown in the Annual Financial Statements and all assets and liabilities acquired or incurred since the Statement Date; and

(c)	together with all disclosures made in this Agreement, present fairly in all material respects the financial condition and the revenues, expenses and results of the operations of the Corporation and the Subsidiaries as of and to the date hereof (and, at the Closing Date, as of and to the date of the Closing Date).

No information, records, systems, controls or data pertaining to or required for the operation or administration of the Corporation and the Subsidiaries or the Business are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled by the Corporation or a Subsidiary; and on the Closing Date the Corporation will have originals or copies of all such records, systems, controls or data in its possession or control, including where applicable, copies of all computer software and documentation relating thereto. The Corporation and each of the Subsidiaries has maintained and continues to maintain, in the required manner and at the required place, all Books and Records required to be maintained by Applicable Law.

(2) Financial Statements. Except as disclosed in Schedule 4.4(2), the Annual Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and periods, as the case may be, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise), revenues, earnings, results of operations and financial condition of the Corporation and the Subsidiaries as at the Statement Date and for the period to which they relate. The financial position of the Corporation is at least as good as that shown by or reflected in its Annual Financial Statements. To the extent required by applicable law, the financial statements of the Corporation and each Subsidiary have been duly authorized and approved by the shareholders of each entity, board or other competent authority.

(3) Accounting Controls/Procedures. The Corporation and the Subsidiaries maintain a system of internal accounting controls to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences.

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(4) Liabilities of the Corporation and Subsidiaries.

(a)	There are no liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) of the Corporation or a Subsidiary of any kind whatsoever, and to the best of the Corporation’s knowledge there is no basis for any assertion of any liabilities or obligations of any kind, other than:

(i)	the liabilities disclosed, reflected in or provided for in the Annual Financial Statements;

(ii)	liabilities incurred since the Statement Date which were incurred in the Ordinary Course of Business and, in the aggregate, are not materially adverse to the Business; and

(iii)	other liabilities or obligations disclosed in this Agreement.

(b)	Schedule 4.4(4)(b) sets forth all debts and liabilities owed by any of the Subsidiaries to the Corporation or EECOL Holdings or owed by any of the Subsidiaries to any other Subsidiary (collectively, the “Inter-Company Debt”).

(5) Guarantees, Warranties and Discounts. Except as described in Schedule 4.4(5):

(a)	neither the Corporation nor any Subsidiary has given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the Ordinary Course of Business and in the form of standard written warranties, copies of which have been provided to the Purchaser, and except for warranties implied by Applicable Law;

(b)	during each of the three fiscal years of the Corporation ended immediately preceding the date hereof, no claim has been made against the Corporation or a Subsidiary for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work which had, in any such year, an aggregate cost exceeding $50,000;

(c)	neither the Corporation nor any Subsidiary is subject to any agreement or commitment with any customer of the Business which would require the Corporation or Subsidiary to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer; and

(d)	neither the Corporation nor any Subsidiary is required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

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(6) Accounts Receivable. All accounts receivable, book debts, insurance claims and other debts owing to the Corporation and the Subsidiaries are recorded in the Financial Records, arose from bona fide transactions in the Ordinary Course of Business and are good, valid, enforceable and will be fully collected within one year of the Closing Date at the aggregate recorded amounts thereof (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Annual Financial Statements). Such receivables are not subject to any defence, set-off or counterclaim. None of such receivables is due from an Affiliate of the Corporation.

(7) Inventories. The inventories reflected in the Annual Financial Statements are free from defects in workmanship and material, have been accurately valued (based on quantities determined by a physical inventory count) in accordance with GAAP on a basis consistent with prior practice, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the Ordinary Course of Business at normal prices. The level of inventories is consistent with that maintained prior to the date of this Agreement in accordance with normal business practice. All inventory, except inventory in transit and inventory sold or disposed of in the Ordinary Course of Business is now and at the Closing Date will be located on the Real Properties or the Leased Premises.

(8) Debt Obligations. Except as disclosed in the Annual Financial Statements, neither the Corporation nor any of the Subsidiaries has outstanding any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, is under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, nor is a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any Person.

(9) Absence of Certain Changes or Events. Except as disclosed in Schedule 4.4(9), since the Statement Date, neither the Corporation nor any of the Subsidiaries has:

(a)	incurred any obligation or liability (fixed or contingent) or Indebtedness, except normal trade or business obligations incurred in the Ordinary Course of Business, none of which is materially adverse to the Corporation or any of the Subsidiaries (on a non-consolidated basis);

(b)	paid or satisfied any obligation or liability (fixed or contingent), except:

(i)	current liabilities included in the Annual Financial Statements;

(ii)	current liabilities incurred since the Statement Date in the Ordinary Course of Business; and

(iii)	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement;

(c)	created any Encumbrance upon any of its properties or assets, except as described in this Agreement;

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(d)	sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the Ordinary Course of Business;

(e)	purchased, leased or otherwise acquired any properties or assets, except in the Ordinary Course of Business;

(f)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to the Corporation or any of the Subsidiaries, except in the Ordinary Course of Business;

(g)	entered into any transaction, contract, agreement or commitment, except in the Ordinary Course of Business;

(h)	terminated, discontinued, closed or disposed of any plant, facility or business operation;

(i)	had a supplier terminate, or communicate the intention or threat to terminate, its relationship with the Corporation or any Subsidiary, or the intention to reduce substantially the quantity of products or services it sells to the Corporation or any Subsidiary, except in the case of suppliers whose sales to the Corporation or any Subsidiary are not, in the aggregate, material to the Business of the Corporation or any Subsidiary (on a non-consolidated basis);

(j)	had any customer terminate, or communicate to the Corporation or any Subsidiary the intention or threat to terminate, its relationship with the Corporation or any Subsidiary, or the intention to reduce substantially the quantity of products or services it purchases from the Corporation or any Subsidiary, or its dissatisfaction with the products or services sold by the Corporation or any Subsidiary, except in the case of customers whose purchases from the Corporation or any Subsidiary are not, in the aggregate, material to the Business or the financial condition of the Corporation or any Subsidiary (on a non-consolidated basis);

(k)	made any material change in the method of billing customers or the credit terms made available to its customers;

(l)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(m)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business;

(n)	suffered any extraordinary loss relating to the Business;

(o)	granted a power of attorney to any Person in respect of any of the South American Subsidiaries;

(p)	changed its legal representative in respect of any of the South American Subsidiaries;

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(q)	made or incurred any material change, financial or otherwise, in, or become aware of any event or condition which is likely to result in a material change, financial or otherwise, in, the Business or in the condition of the Corporation or any Subsidiary or their relationships with their customers, suppliers or employees; or

(r)	authorized, agreed or otherwise become committed to do any of the foregoing.

(10) Tax Matters.

(a)	Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary has complied with all Applicable Laws relating to Taxes.

(b)	Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary has duly and on a timely basis prepared and filed with each Governmental Authority as required by Applicable Law all Tax Returns, and such Tax Returns are complete and correct.

(c)	Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as the case may be, by it on or before the date hereof. Without limiting the foregoing, each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Governmental Authority within the time required under Applicable Law.

(d)	Adequate provision has been made in the Annual Financial Statements for all Taxes of the Corporation and the Subsidiaries for the periods covered by the Annual Financial Statements. The Corporation and the Subsidiaries have no liability for Taxes other than those provided for in the Annual Financial Statements and those arising in the Ordinary Course of Business since the Statement Date. The provision for Taxes in the Closing Financial Statements will constitute an adequate provision for the payment of all Taxes of the Corporation and the Subsidiaries in respect of periods ending on or before the Closing Date. EECOL Holdings, Jarich, EESA and EESA Holdings have no liability for Taxes other than Taxes for current period income which are not yet due and payable.

(e)	There are no liens for Taxes upon the assets of any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary nor are there any Encumbrances for Taxes which are pending or threatened.

(f)	Except as disclosed in Schedule 4.4(10)(f), there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the best of Corporation’s knowledge, threatened, against any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary in respect of Taxes and there are no matters under discussion, dispute, audit or appeal with any Governmental Authority relating to Taxes. No reassessments of Taxes in respect of any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary have been issued and are outstanding. None of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary has received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits.

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(g)	There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return or the payment of any Taxes by any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary or the period for any assessment or reassessment of Taxes.

(h)	Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and EECOL Properties Corp. is, and has since its incorporation been, a “Canadian-controlled private corporation” (as defined in the Tax Act).

(i)	No debt or other obligation of any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary has been or will be settled or extinguished on or prior to the Closing Date such that the provisions of Sections 80 to 80.04 of the Tax Act applies or would apply thereto.

(j)	There are no circumstances that could result in the application of Section 78 of the Tax Act to any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary.

(k)	The value of consideration paid or received by any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation, any Subsidiary in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act or any other Applicable Law relating to Taxes) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(l)	For each transaction between the Corporation or EECOL Properties Corp. and any Person that is a non-resident of Canada for purposes of the Tax Act with whom the Corporation or EECOL Properties Corp., as applicable, was not dealing at arm’s length and to which subsection 247(3) of the Tax Act would apply, the Corporation or EECOL Properties Corp., as applicable, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m)	None of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or EECOL Properties Corp. has ever been required to file any Tax Return with, nor has ever been liable to pay any Taxes to, any Governmental Authority outside Canada.

(n)	No claim has ever been made by any Governmental Authority in a jurisdiction in which any of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(o)	Each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and EECOL Properties Corp. is a registrant for the purposes of the harmonized sales (or goods and services) tax provided for under the Excise Tax Act (Canada), and their registration numbers are as set forth in Schedule 4.4(10)(o).

(p)	Except as disclosed in Schedule 4.4(10)(p), none of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or EECOL Properties Corp. has claimed any reserve or deduction or made any election under the Tax Act, or under any equivalent provincial provision of the taxation legislation of any province or jurisdiction, that could require an amount to be included in the income of any such entity for any period ending after the Closing Date.

(q)	None of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or any Subsidiary is party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, nor does any such entity have liability for the Taxes of any other Person.

(r)	Schedule 4.4(10)(r) lists each dividend paid by any of the EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and EECOL Properties Corp. that has been designated by as an “eligible dividend” pursuant to subsection 89(14) of the Tax Act. Notification of each such designation was validly made to each Person to whom the corporation paid all or any part of the dividend so designated. None of the EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or EECOL Properties Corp has made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act.

(s)	The Business is the only business ever conducted by the Corporation and the Subsidiaries. The non-capital losses (as defined in the Tax Act, and any applicable provincial taxing statute), if any, were incurred by the Corporation only in carrying on the Business. None of EECOL Holdings, Jarich, EESA, EESA Holdings or EECOL Properties Corp. has incurred any non-capital losses (as defined in the Tax Act, and any applicable provincial taxing statute).

(11) Non-Arm’s Length Matters.

(a)	Schedule 4.4(11)(a) sets forth an accurate and complete list of all Contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the Ordinary Course of Business, to or by which the Corporation or any Subsidiary, on the one hand, and any other Subsidiary, Associate or an Affiliate of the Corporation or one of the Subsidiaries on the other hand, is or has been a party or otherwise bound or affected.

(b)

Except as disclosed in Schedule 4.4(11)(b), neither the Corporation nor any of the Subsidiaries is a party to or bound by any agreement with, is indebted to, or has any amount owing to it by, any of the Vendors or any of the Vendors’ Affiliates, any Associate, or any Person not dealing at arm’s length with any of the foregoing within the meaning of the Tax Act. Since the Statement Date, neither the Corporation nor any of the Subsidiaries has made or authorized any payments to the Vendors or any of the Vendors’ Affiliates, Associates or to any Person not

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dealing at arm’s length with any of the foregoing within the meaning of the Tax Act except for salaries and other employment compensation payable to employees in the Ordinary Course of Business and at the regular rates payable to them.

(c)	Except as disclosed in Schedule 4.4(11)(c), no Associate (i) owns or has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business, (B) any Person that has had business dealings or a financial interest in any transaction with the Corporation or any Subsidiary or (C) any Person that is a supplier, customer or competitor of the Corporation or any Subsidiary except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had business dealings or a financial interest in any transaction with the Corporation or any Subsidiary or (iii) serves as an officer, director or employee of any Person that is a supplier, customer, Associate or competitor of the Corporation or any Subsidiary.

(12) Amounts Receivable. Except as disclosed in Schedule 4.4(11)(b), no amount is owing to the Corporation or any Subsidiary by any shareholder, director, officer or employee or any Person, firm or corporation not dealing at arm’s length with any of the foregoing within the meaning of the Tax Act.

(13) Bank Accounts and Authorizations. Attached as Schedule 4.4(13) is a list of all safe deposit boxes and bank accounts of Jarich, EESA, EESA Holdings, EECOL Holdings, the Corporation and the Subsidiaries, including the names and addresses of the financial institutions at which they are maintained, and the names of all Persons having authorization to access, access or signing authority, including pursuant to any powers of attorney.

(14) Insurance. Attached as Schedule 4.4(14) is a list of all insurance policies (including the name of the insurer, policy number, coverage limits, amount of deductible, type of insurance, expiry date, annual premiums and details of pending claims) in respect of the assets, business operations, directors, officers and employees of the Corporation and the Subsidiaries. All such insurance policies are valid and enforceable and in full force and effect, are sufficient for all applicable requirements of law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by the Corporation and the Subsidiaries. Schedule 4.4(14) sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. Neither the Corporation nor any of the Subsidiaries is in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy, or has failed to give any notice or present any claim within the appropriate time therefor. Neither the Corporation nor any of the Subsidiaries has received notice from any of the insurers regarding cancellation or non-renewal of any insurance policy. Neither the Corporation nor any of the Subsidiaries has received notice from any of its insurers denying any claims. To the best of the Corporation’s knowledge, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporation and the Subsidiaries.

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(15) Capital Expenditures. Except as disclosed in Schedule 4.4(15), neither the Corporation nor any Subsidiary is committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation or any Subsidiary at any time since the Statement Date, except for capital expenditures made in the Ordinary Course of Business which, in the aggregate, do not exceed $100,000.

Section 4.5 Property of Corporation

(1) Title to and Sufficiency of Assets. The Corporation and each of the Subsidiaries is the owner of and has good and marketable title to all of its respective properties and assets, including all properties and assets reflected in the Annual Financial Statements and all properties and assets acquired after the Statement Date, free and clear of all Encumbrances, except for:

(a)	the properties and assets disposed of, utilized or consumed since the Statement Date in the Ordinary Course of Business;

(b)	the Encumbrances disclosed or reflected in the Annual Financial Statements;

(c)	liens for Taxes not yet due and payable; and

(d)	the Encumbrances described in Schedule 4.5(1).

There are no agreements or commitments to purchase property or assets by the Corporation or a Subsidiary, other than in the Ordinary Course of Business.

(2)	Real Properties.

(a)	Schedule 4.5(2)(a) lists all real property owned by the Corporation or a Subsidiary and sets forth the legal description thereof (collectively, the “Real Properties”).

(b)	The Corporation, or Subsidiary, as shown on Schedule 4.5(2)(a), is the absolute legal and beneficial owner of, and has good and marketable title in fee simple to, the Real Properties (including all buildings and structures thereon or appurtenant thereto), free and clear of any and all Encumbrances, except for:

(i)	the Encumbrances described in Schedule 4.5(2)(b)(i);

(ii)	the Encumbrances disclosed or reflected in the Annual Financial Statements;

(iii)	liens for current Taxes not yet due, and

(iv)	rights of parties in possession, zoning restrictions, easements, encroachments, rights-of-way, reservations and restrictions that run with the land and minor title defects (if any) which do not, in the aggregate, materially adversely affect the validity of title to or the value or marketability of the Real Properties or materially adversely affect the use of the Real Properties as they are presently used by the Corporation or Subsidiary in connection with the Business.

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Complete and correct copies of all documents creating the Encumbrances described in Schedule 4.5(2)(b)(i) have been provided to the Purchaser.

(c)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Real Properties or which would restrict the ability to transfer the Real Properties.

(d)	The Real Properties and all buildings and structures thereon or appurtenant thereto and the conduct of the Business as presently conducted do not violate, and the use thereof in the manner in which presently used is not adversely affected by, any Applicable Law, including zoning and building by-laws, ordinances, regulations, covenants and official plans, nor do the Real Properties or such use violate any covenant, restriction or easement affecting the Real Properties or their use. Neither the Corporation nor any of the Subsidiaries has received any notification alleging any such violation from any Governmental Authority or other Person entitled to enforce the same.

(e)	The buildings and other structures on or appurtenant to the Real Properties are located wholly within their boundaries and do not encroach upon any lands not owned by the Corporation or a Subsidiary nor upon any registered or unregistered easement or right-of-way affecting the Real Properties. There is no encroachment onto any of the Real Properties by buildings or improvements from any adjoining lands.

(3)	Leases and Leased Premises.

(a)	Schedule 4.5(3)(a) describes all leases or agreements to lease (collectively, the “Leases”) under which the Corporation or a Subsidiary leases any real or immovable property (the “Leased Premises”). For the Leases to which the Corporation is a party the names of the parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases are accurately described in Schedule 4.5(3)(a). Complete and correct copies of the Leases have been provided to the Purchaser. All Leases have been properly registered with the applicable Governmental Authority if such registration is required under Applicable Law.

(b)	The Corporation or Subsidiary is exclusively entitled to all rights and benefits as lessee under the Leases. Neither the Corporation nor the Subsidiary has sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any other Person.

(c)	All rental and other payments and other obligations required to be paid and performed pursuant to the Leases have been duly paid and performed. Neither the Corporation nor the Subsidiary is in default of any of its obligations under the Leases and, to the best of the Corporation’s knowledge, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.

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(d)	The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the Purchase.

(4) Status of Property. The Real Properties and, to the best of the Corporation’s knowledge, the Leased Premises are zoned so as to permit their current use. The use of the Real Properties and the Leased Premises is in compliance with Applicable Law and, in particular, is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan. The Corporation or Subsidiary has adequate and lawful rights of ingress and egress to and from public roads for the operation of the Business in the Ordinary Course of Business and:

(a)	no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any Governmental Authority to be done in respect of the Real Properties, the Leased Premises or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

(b)	all accounts for work and services performed and materials furnished in respect of the Real Properties or the Leased Premises have been paid and no Person is entitled to claim an Encumbrance against the Real Properties, the Leased Premises or any part thereof, under Applicable Law, including construction lien legislation, other than for current accounts in respect of which the due date has not yet passed;

(c)	there is nothing owing by the Corporation or a Subsidiary in respect of the Real Properties or the Leased Premises to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed; and

(d)	no part of the Real Properties or the Leased Premises has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given, threatened or commenced.

(5) Environmental Matters

(a)	Except as disclosed in Schedule 4.5(5), (i) the Corporation and each of the Subsidiaries, the operation of the Business, the property and assets owned or used by the Corporation or a Subsidiary and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws; (ii) the Corporation and each of the Subsidiaries has complied with all reporting and monitoring requirements under all Environmental Laws; and (iii) neither the Corporation nor any of the Subsidiaries has received any notice of any non-compliance with any Environmental Laws, and neither the Corporation nor any of the Subsidiaries has ever been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any prosecution under any Environmental Laws.

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(b)	Except as disclosed in Schedule 4.5(5), there is no pending or threatened Environmental Claim against the Corporation or any Subsidiary or any real property now or previously owned or occupied by the Corporation or any Subsidiary nor, to the best of the Corporation’s knowledge, against any prior owner or occupant of any of the Real Properties, Leased Premises or any real property now or previously owned or occupied by any of the predecessors of the Corporation or any of the Subsidiaries.

(c)	The Corporation and each of the Subsidiaries has obtained all Environmental Permits necessary to conduct the Business and to own, use and operate the Real Properties and the Leased Premises. All such Environmental Permits are listed in Schedule 4.5(5) and complete and correct copies thereof have been provided to the Purchaser. All such Environmental Permits are valid and are in full force and effect, there have been no violations thereof and there are no legal proceedings pending or threatened to alter or revoke any of them.

(d)	Except as disclosed in Schedule 4.5(5), there are no Contaminants located in, on or under any of the Real Properties or, to the best of the Corporation’s knowledge, the Leased Premises, and no Release of any Contaminant has ever occurred on or from the Real Properties or, to the best of the Corporation’s knowledge, the Leased Premises nor has any such Release resulted from the operation of the Business and the conduct of any other activities of the Corporation or a Subsidiary. Except as disclosed in Schedule 4.5(5), neither the Corporation nor any of the Subsidiaries has used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Contaminant and none of the Real Properties or, to the best of the Corporation’s knowledge, the Leased Premises has been or is being used as a landfill or waste disposal site.

(e)	Without limiting the generality of the foregoing, except as disclosed in Schedule 4.5(5), there are no underground or surface storage tanks, pits, lagoons, waste disposal sites or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in any of the Real Properties or, to the best of the Corporation’s knowledge, the Leased Premises or on or in any real property now or previously owned or occupied by the Corporation, a Subsidiary or any of its predecessors. Neither the Corporation nor any of the Subsidiaries is, and there is no basis upon which it could become, responsible for any clean-up or corrective action under any Environmental Laws. All environmental assessments and environmental studies and reports relating to the properties or assets of the Corporation and the Subsidiaries are identified in Schedule 4.5(5) and complete copies thereof have been made available to the Purchaser.

(6) Personal Property. Schedule 4.5(6) lists all locations where any items of personal or movable property of the Corporation or any Subsidiary are situated. Neither the Corporation nor any Subsidiary is the lessee of any personal or movable property or a party to any conditional sale or other title retention agreement except as disclosed in Schedule 4.5(6).

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(7) Plants, Facilities and Equipment. The buildings and structures comprising the Real Properties and, to the best of the Corporation’s knowledge, those comprising the Leased Premises, are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Properties and the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear. Certificates of mechanical fitness are readily available for all motor vehicles owned or leased by the Corporation.

(8) Computer Systems.

(a)	The Computer Systems adequately meet the data processing and other computing needs of the Business and operations of the Corporation and the Subsidiaries as presently conducted. The Computer Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices.

(b)	The Computer Systems are free from viruses and disabling codes and devices, and the Corporation has taken, and will continue to take, all steps and implement all procedures necessary to ensure, so far as reasonably possible, that such systems are free from viruses and disabling codes and devices and will remain so until the Closing Date.

(c)	The Corporation and the Subsidiaries have in place appropriate back-up systems and disaster recovery plans, procedures and facilities necessary to ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction or other form of disaster affecting the Computer Systems and have taken all steps and implemented all procedures appropriate to safeguard the Computer Systems and prevent unauthorized access thereto.

(d)	All the source codes for proprietary software (other than off-the-shelf applications software) used in the computer systems of the Corporation and the Subsidiaries are subject to escrow arrangements that would enable the Corporation to have access to such source codes in the event of the applicable licensor’s insolvency or failure or refusal to maintain or provide support for the software.

(9) Intellectual Property.

(a)	Schedule 4.5(9) lists: (a) all Intellectual Property owned by the Corporation or a Subsidiary whether or not such Intellectual Property has been registered or whether applications for registration have been filed by or on behalf of the Corporation or a Subsidiary; and (b) particulars of all registrations and applications for registration in respect of such Intellectual Property. The Intellectual Property disclosed in Schedule 4.5(9) is valid, enforceable and subsisting and includes all of the Intellectual Property used in, or necessary to carry on, the Business.

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(b)	The Corporation or a Subsidiary (as noted on Schedule 4.5(9)) has good and valid title to all of the Intellectual Property, free and clear of any and all Encumbrances, except in the case of any Intellectual Property licensed to it as disclosed in Schedule 4.5(9). Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Corporation or a Subsidiary have been provided to the Purchaser. All such agreements are in good standing and in full force and effect. No royalty or other fee is required to be paid by the Corporation or a Subsidiary to any other Person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser.

(c)	Schedule 4.5(9) lists any agreements whereby any rights in any of the Intellectual Property have been granted or licensed by the Corporation or a Subsidiary to any other Person. Complete and correct copies of all such agreements have been provided to the Purchaser. Except in the case of Intellectual Property licensed to or by the Corporation or a Subsidiary as indicated in Schedule 4.5(9), the Corporation or Subsidiary (as noted on Schedule 4.5(9)) has the exclusive right to use all of the Intellectual Property and has not granted any license or other rights to any other Person in respect of the Intellectual Property.

(d)	Except as disclosed in Schedule 4.5(9), each of the trade-marks and trade names included in the Intellectual Property is in use by the Corporation and/or the Subsidiaries and none of the rights of the Corporation or a Subsidiary in the Intellectual Property will be impaired or affected in any way by the Purchase.

(e)	The conduct of the Business and the use of the Intellectual Property by the Corporation and/or the Subsidiaries do not infringe, and neither the Corporation nor any of the Subsidiaries has received any notice, complaint, threat or claim alleging infringement or misappropriation of any intellectual property or proprietary right of any other Person. No Person has challenged the validity of any of the registrations or applications for registration of the Intellectual Property.

(f)	To the best of the Corporation’s knowledge, no Person is infringing or misappropriating any rights in the Intellectual Property.

Section 4.6 Conduct of Business

(1) No Material Adverse Change. Since the Statement Date, there has not been any material change in the affairs, prospects, operations, assets or financial condition of the Business or of the Corporation or a Subsidiary other than changes in the ordinary and normal course of business, none of which has been materially adverse to the Corporation or any Subsidiary (on a non-consolidated basis); nor any damage, destruction or loss or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets or properties of the Business or of the Corporation or a Subsidiary.

(2) Ordinary Course. The Business has been carried on in the Ordinary Course of Business since the Statement Date, and will be carried on in the Ordinary Course of Business after the date of this Agreement and up to the Closing Date.

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(3) Suppliers. Schedule 4.6(3) contains a list of the 30 largest suppliers (by dollar volume) of the Corporation for the twelve-month period ended January 31, 2012 and the 20 largest suppliers (by dollar volume) to each of the South American Subsidiaries during the twelve-month period ended December 31, 2011, indicating the existing contractual arrangements with each such supplier. The relationships of the Corporation and each of the Subsidiaries with each of its principal suppliers are satisfactory and there are no unresolved disputes with any such supplier. Complete copies of all Contracts with the suppliers listed on Schedule 4.6(3) have previously been provided to Purchaser.

(4) Customers. Schedule 4.6(4) contains a list of the 50 largest customers (by dollar volume) of the Corporation during the twelve-month period ended January 31, 2012 and the 20 largest customers (by dollar volume) of each of the South American Subsidiaries during the twelve-month period ended January 31, 2012, indicating the existing contractual arrangements with each such customer. Neither the Corporation nor any Subsidiary has received any indication that any significant customer or number of customers will or may cease to deal with the Corporation or Subsidiary as a result of the sale of the Purchased Shares or for any other reason. The relationships of the Corporation and each of the Subsidiaries with each of its principal customers are satisfactory and there are no unresolved disputes with any such customers. To the best of the Corporation’s knowledge, there are no facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business. Complete copies of all Contracts with the customers listed on Schedule 4.6(4) have previously been provided to Purchaser.

(5) Necessary Assets. The properties and assets owned or leased by the Corporation and the Subsidiaries constitute all the property and assets used or held for use in connection with the Business and are sufficient for the conduct of the Business as currently conducted and include all proprietary rights, trade secrets and other property and assets, tangible and intangible, applicable to or used in connection with the Business. None of the Vendors, the Vendors’ Affiliates nor any other Person own any assets which are being used in or are reasonably necessary to carry on the Business in the Ordinary Course of Business except assets leased to the Corporation or a Subsidiary.

(6) Restrictions on Doing Business. Neither the Corporation nor any Subsidiary is a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as currently conducted and as proposed to be conducted. Neither the Corporation nor any Subsidiary is subject to any legislation or any judgment, Order or requirement of any court or other Governmental Authority which is not of general application to Persons carrying on a business similar to the Business. To the best of the Corporation’s knowledge, there are no facts or circumstances which could materially adversely affect the ability of the Corporation or the Subsidiaries to continue to operate the Business as presently conducted following the completion of the Purchase.

(7) Contracts. Except as set out in Schedule 4.6(7), neither the Corporation nor any Subsidiary is a party to a Contract except for:

(a)	a Contract made in the Ordinary Course of Business which represents a financial obligation of less than $500,000 for the 12 month period ended August 31, 2012 and which can be terminated by the Corporation or Subsidiary, as applicable, without payment of any damages or penalties by giving not more than 120 days’ notice;

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(b)	any purchase orders with customers or suppliers of the Business who deal with the Corporation and the Subsidiaries primarily through purchase orders; and

(c)	any oral agreement for the employment of any employee which can be terminated on reasonable notice or pay in lieu thereof, in accordance with Applicable Law.

Neither the Corporation nor any Subsidiary is, nor to the best of the Corporation’s knowledge is any other party, in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by the Corporation, the Subsidiaries or any other party to any Contract. Each Contract is in full force and effect, unamended by written or oral agreement, and the Corporation and subsidiaries are entitled to the full benefit and advantage of each Contract in accordance with its terms. Neither the Corporation nor the Subsidiaries have received any notice of a default by the Corporation or any of the Subsidiaries under any Contract or of a dispute between the Corporation or any of the Subsidiaries and any other Person in respect of any Contract. The completion of the Purchase will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract nor will the completion of such transactions result in any additional or more onerous obligation on the Corporation or any of the Subsidiaries under any Lease or other Contract.

(8) Product Warranty. Except as set out in Schedule 4.6(8), there are no pending or, to the best of the Corporation’s knowledge, threatened product liability, warranty, or other similar claims, or any facts or circumstances upon which a claim of such nature could be based, against the Corporation or any Subsidiary relating to any products sold or services performed by the Corporation or a Subsidiary which are defective or fail to meet any product or service warranties.

(9) Import and Export Controls.

(a)	The Corporation and each of the Subsidiaries are in compliance in all material respects with all Import and Export Laws.

(b)	Neither the Corporation nor any of the Subsidiaries have, within the past seven years, directly, or through an affiliate, distributor, agent, or other third party, engaged in a transaction or act that was prohibited under any Import and Export Laws.

(c)	Neither the Corporation nor any of the Subsidiaries have, within the past seven years, directly, or through an Affiliate, distributor, agent, or other third party, engaged in a transaction with a party located in, or a national of, Cuba, Eritrea, Egypt, Tunisia, Liberia, Libya, Belarus, Somalia, Iran, Zimbabwe, Democratic Republic of Congo, Cote d’Ivoire, North Korea, Sudan, Syria, Iraq, Afghanistan, or Burma (Myanmar), or with a restricted or designated Person, or a Person subject to an asset freeze, under the Freezing Assets of Corrupt Foreign Officials Act (Canada), Special Economic Measures Act (Canada) or United Nations Act (Canada) and/or any of their Regulations, or under any other Applicable Law.

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(d)	The Corporation and Subsidiaries are in compliance in all material respects with all Applicable Laws relating to importing or exporting goods, technology, know-how, encryption software, cryptographic items, other property and services.

(10) Licenses and Compliance with Law. Schedule 4.6(10) lists all Licences held by the Corporation and the Subsidiaries and such Licences are the only Licences, permits, authorizations or approvals of a Governmental Authority required for the operation of the Business. Such Licences are held free and clear of any and all Encumbrances. The Business is being conducted in accordance with all terms and conditions of the Licences and in compliance with Applicable Law. All the Licences are valid and are in full force and effect, neither the Corporation nor any Subsidiary is in violation of any term or provision or requirement of any Licence, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence. Neither the execution, delivery and performance of this Agreement by any Vendor, nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, give rise to any right or revocation, withdrawal, suspension, cancellation, termination, modification, or imposition of additional rights or the imposition of any additional rights or obligations under any of the Licences.

(11) Absence of Unlawful Payments. No officer, director, employee, or agent of the Corporation, the Subsidiaries, Soporte Technologico e Inversiones Limitada or Representaciones Tecnicas S.A., has, either directly or indirectly through any Intermediary: (1) used Corporation or Subsidiary funds to offer or make any political contribution or gift relating to any political activity that would be unlawful under any Applicable Law; (2) paid, offered to pay, promised to pay or authorized the payment of money or anything of value to any governmental official or employee that would be unlawful under any Applicable Law, (3) established or maintained any unrecorded fund or account of any nature that would be unlawful under any Applicable Law; or (4) made any payoff, influence payment, bribe, rebate, kickback or payment to any person that would be unlawful under any Applicable Law. Each of the Corporation and its Subsidiaries are operating and have operated in compliance with the U.S. Foreign Corrupt Practices Act and any Applicable Law regarding bribery or money laundering. Without limiting the foregoing:

(a)	No officer, director, employee, or agent of the Corporation or any Subsidiary has, directly or indirectly through any Intermediary, (i) provided, offered, promised, or authorized any Payment to any (A) Covered Government Official, (B) any Person acting for or on behalf of any Covered Governmental Authority or Covered Government Official, or (C) any agent or other Person described in clause (A) or (B) above at the suggestion, request, direction or for the benefit of any Person described in clause (A) or (B) above, or (ii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or made any other payment of a similar or comparable nature, to any Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained;

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(b)	The Corporation and its Subsidiaries have at all times kept books and records of their business that accurately reflect the transactions and assets thereof, and have at all times maintained a system of internal accounting controls and policies and procedures that ensures that all expenditures are captured and accurately reflected on the books and records of the business;

(c)	Except as indicated in Schedule 4.6(11)(c), since June 2007, no Intermediary has been retained or otherwise used by the Corporation or any Subsidiary for the purpose of soliciting any agreements for sales to any Covered Governmental Authority including the preparation of any tender offers, or to obtain any licenses, permits, or authorizations from any Covered Governmental Authority or Covered Government Official.

(12) Antiboycott Compliance. Neither the Company nor any Vendor, nor any Subsidiary or Affiliate thereof, has directly or indirectly through a third-party Intermediary entered into contracts or other commitments that remain in effect, in part or in whole, which contain provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

(13) Compliance—General. Neither the Corporation nor any Subsidiary has directly or indirectly received or otherwise had or obtained knowledge of any (i) violation of any Applicable Law relating to anticorruption, customs, export control, trade sanctions, anti-money laundering, and antiboycott compliance, by the Corporation or any Subsidiary, or by any Intermediary acting on behalf of or for the benefit of the Corporation or any Subsidiary, including any actual or, threatened investigation or audit by any Covered Governmental Authority concerning the foregoing, or (ii) complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Corporation or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that questionable accounting or auditing practices have been engaged in.

(14) Operations and Assets. Attached as Schedule 4.6(14) is a list of each jurisdiction in which operations of the Corporation and the Subsidiaries are carried on and a brief description of the nature of such operations and each jurisdiction in which tangible assets owned or used by the Corporation or any Subsidiary are located.

(15) Consents and Regulatory Approvals. Except as specified in Schedule 4.6(15), none of the Corporation, the Subsidiaries nor any of the Vendors is under any obligation, contractual or otherwise, to request or obtain any Consent or Regulatory Approval or to give any notice to any Governmental Authority or other Person:

(a)	by virtue of or in connection with the execution, delivery or performance by any of the Vendors of this Agreement or the completion of the Purchase;

(b)	to avoid the loss of any Licence or to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

(c)	in order that the authority and ability of the Corporation and the Subsidiaries to carry on the Business in the Ordinary Course of Business and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Purchase.

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All Contracts and Licences under which the Corporation, any of the Subsidiaries or any of the Vendors is obligated to request or obtain any such Consent or Regulatory Approval or to give any such notice are identified in Schedule 4.6(15).

(16) Powers of Attorney. Schedule 4.6(16) contains a list of all powers of attorney which have been granted to any Person by the Corporation or any Subsidiary. Complete copies of all such powers of attorney have previously been provided to Purchaser.

Section 4.7 Employment Matters

(1) Employees. Schedule 4.7(1) states the name, age, location of employment, job title, nature of services performed, date of hire, engagement or seniority, rate of remuneration, commission and bonus entitlements, benefits (including pension benefits), scheduled or contemplated increases in compensation and benefits (outside of the Ordinary Course of Business), scheduled or contemplated promotions, accrued but unused sick or vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate in any Benefit Plan or benefit provided in accordance with Applicable Law for each employee of the Corporation and the Subsidiaries and each other Person receiving remuneration for work or services being provided to the Corporation or the Subsidiaries at the date of this Agreement including contractors, advisors, consultants, agents and agency employees, and indicates any employee of the Corporation or a Subsidiary who is on leave of absence together with the reason for such employee’s leave and such employee’s expected date of return to work. Schedule 4.7(1) also identifies any employees who have stated that they will resign or retire or cease to provide work or services as a result of the Purchase. Except as set out in Schedule 4.7(1), no employee of the Corporation or a Subsidiary is on long-term or short-term disability leave, extended absence or receiving benefits pursuant to any Applicable Law. The Corporation and each of the Subsidiaries have kept all books and records required pursuant to and in accordance with Applicable Law relating to the employment and compensation of employees and copies of all such books and records have been made available to the Purchaser.

(2) Remuneration. Since the Statement Date, no payments have been made or authorized to directors, officers, employees, contractors, consultants or agents except at regular rates of remuneration and in the Ordinary Course of Business. There are no outstanding loans or advances made or granted by the Corporation or any Subsidiary to any officer, director, employee, contractor, consultant or agent, except for travel advances made to employees in the Ordinary Course of Business.

(3) Labour Matters and Employee Contracts. Except as disclosed in Schedule 4.7(3)(a), neither the Corporation nor any Subsidiary is a party to or bound by any collective bargaining agreement, labour contract, letter of understanding, memorandum of understanding, letter of intent, voluntary recognition agreement, other legally binding commitment to any labour union, trade union, employee association or similar entity or considered to be part of a multi-employer unit in respect of any employees or contractors rendering services to it, nor is the Corporation nor any Subsidiary currently conducting negotiations with any labour union, trade union, employee association or similar entity and during the period of three years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labour union,

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employee association or similar entity in relation to any of the employees of the Corporation or a Subsidiary. Except as disclosed in Schedule 4.7(3)(b), no employees of the Corporation or any Subsidiary are part of a collective bargaining unit. Except as disclosed in Schedule 4.7(3)(c), neither the Corporation nor any Subsidiary is a party to any employment agreement, consulting contract, agency contract or similar agreement or arrangement, or arrangement that provides any benefits in excess of those required or granted in accordance with Applicable Law and there is no agreement for the employment of any employee which cannot be terminated on reasonable notice and without penalty. There is no agreement, policy, plan or practice relating to the payment of any management, consulting or other fee or any bonus, retention payment, change of control or golden parachute payment, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in Schedule 4.7(5)(a). There are no existing or, to the best of the Corporation’s knowledge, threatened, labour strikes, cessations or suspensions of work or labour disputes, lockouts, slowdowns, disturbances, grievances, arbitrations, unfair labour practice complaints, controversies or other labour troubles affecting the Business, nor have there been any material labour disturbances within the period of three years preceding the date of this Agreement.

(4) Employment Laws. The Corporation and each of the Subsidiaries has complied with all Employment Laws and there are no threatened, pending or outstanding charges, applications, claims, Orders, investigations, audits or complaints against the Corporation or a Subsidiary under any Employment Laws, nor have there been any charges, applications, claims, Orders or complaints against the Corporation or a Subsidiary under any Employment Laws within the period of three years preceding the date of this Agreement. The Corporation and each of the Subsidiaries has paid in full all amounts owing under any workers’ compensation or comparable legislation and there are no circumstances, related to the workers’ compensation claims experience or otherwise, which would permit or require a reassessment, penalty, surcharge or other additional payment under such legislation. There are no outstanding charges or orders requiring the Corporation or a Subsidiary to comply with occupational health and safety legislation. All obligations of the Corporation and each of the Subsidiaries for vacation pay and banked vacation entitlement, social security, holiday pay, overtime pay or time-off entitlement, sick pay or banked sick leave, premiums for employment or unemployment insurance, employer health tax, Canada Pension Plan premiums, accrued employee compensation and Benefit Plan payments or premiums will have been paid or discharged as of the Closing Date.

(5) Employee Benefit and Pension Plans.

(a)	Except as listed in Schedule 4.7(5)(a), neither the Corporation nor any Subsidiary has, and is not subject to any present or future obligation or liability under, any written or oral pension plan, deferred compensation plan, incentive compensation plan, retirement income plan, stock option or stock purchase plan, stock appreciation plan, phantom stock option plan, retirement plan, salary continuation plan, severance plan, supplemental unemployment plan, profit sharing plan, commission plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan, health, welfare, medical or dental plan or other employee benefit plan, program, policy, arrangement or practice, formal or informal, with respect to any of its employees, other than pursuant to Applicable Law, including the Canada Pension Plan Act and health insurance legislation.

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(b)	Schedule 4.7(5)(b) lists the general policies, procedures and work-related rules in effect with respect to employees of the Corporation, whether written or oral, including policies regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices, arrangements and procedures listed in Schedule 4.7(5)(a) and Schedule 4.7(5)(b) are collectively called the “Benefit Plans”). Complete and correct copies of all documentation establishing or relating to the Benefit Plans (including the documentation provided in respect of the Benefit Plans of the South American Subsidiaries) or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency or other Governmental Authority within three years prior to the date hereof have been provided to the Purchaser.

(c)	The pension plans included in the Benefit Plans are registered under and are in compliance with all Applicable Laws, and all reports, returns and filings required to be made thereunder have been made. Such pension plans have been administered in accordance with their terms and the provisions of Applicable Law. The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the employees concerning each Benefit Plan together with all written communications of a general nature provided to such employees accurately describe the benefits provided under each Benefit Plan referred to therein. Each pension plan has been funded in accordance with the requirements of such plans based on actuarial assumptions which are appropriate to the employees and the Business. Based on such assumptions, there is no unfunded liability under any such pension plan. All contributions or premiums required to be made or paid by the Corporation or a Subsidiary to the Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the Benefit Plans and Applicable Law and all applicable collective bargaining agreements or other labour union contracts. All employee contributions to the Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into the Benefit Plans and the Corporation or Subsidiary has obtained appropriate consents from employees for such deductions. No changes have occurred since the date of the most recent actuarial report provided to the Purchaser in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, neither the Corporation nor any Subsidiary has made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report. None of the Benefit Plans provides post-retirement benefits to employees or any of their beneficiaries or dependants. No funds have been withdrawn by the Corporation or any Subsidiary from any such pension plan or other Benefit Plans. Except as disclosed in Schedule 4.7(5)(a) none of the Benefit Plans is a multi-employer pension plan as defined under Applicable Law.

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(d)	No Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any current, pending or threatened investigation, examination or other proceeding, action or claim (other than routine claims for payment of benefits) initiated by any Governmental Authority, employee, beneficiary or dependant covered under any such Benefit Plan, or other Person, and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration of any Benefit Plan required to be registered. No event has occurred respecting any registered Benefit Plan which would entitle any Person (without the consent of the Corporation or a Subsidiary) to cause the wind-up or termination of such Benefit Plan in whole or in part. No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves in respect of each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(e)	There are no current or pending claims by any employee covered under the Benefit Plans or by any other Person which allege a breach of fiduciary duties or violation of Applicable Law or which may result in liability to the Corporation or any Subsidiary and, to the best of the Corporation’s knowledge, there is no basis for such a claim. There are no employees or former employees who are receiving from the Corporation or any Subsidiary any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Corporation or a Subsidiary is a party.

(f)	Neither the Corporation nor any Subsidiary has made any representations to employees, nor does there exist any undertaking or commitment, whether legally binding or not, to create any additional Benefit Plan or to change or modify any existing Benefit Plan. No contractors, consultants, agents or agency employees are eligible for or entitled to benefits under any Benefit Plan, and no promise or commitment has been made to any such Person with respect to coverage under any Benefit Plan.

(g)	The consummation of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or Contract with a present or former employee, consultant, contractor, agent, director or officer, which will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee, consultant, contractor, agent, director or officer.

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Section 4.8 General Matters

(1) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to in this Agreement by the Vendors, EECOL Holdings, Jarich, EESA, EESA Holdings and the Corporation, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Corporation or any of the Subsidiaries under:

(a)	any term or provision of any of its articles, by-laws or other constating documents, and with respect to the Corporation, the articles, by-laws or other constating documents of any Subsidiary;

(b)	subject to obtaining the Consents referred to in Section 4.6(15), the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which it, any Subsidiary, or the any of the Vendors is a party or by which any of them is bound; or

(c)	subject to obtaining the Regulatory Approvals referred to in Section 4.6(15), any term or provision of any of any License referred to in Section 4.6(15), any order of any court or Governmental Authority or regulatory body or any Applicable Law of any jurisdiction in which the Business is carried on.

(2) Government Assistance. Schedule 4.8(2) describes all agreements, loans, other funding arrangements and assistance programs (collectively, “Government Assistance Programs”) which are outstanding in favour of the Corporation or a Subsidiary from any federal, provincial, municipal or other Governmental Authority. Complete and correct copies of all documents relating to the Government Assistance Programs have been delivered to the Purchaser. The Corporation or Subsidiary has performed all of its obligations under the Government Assistance Programs, and no basis exists for any Governmental Authority to seek payment or repayment of any amount or benefit received by the Corporation or a Subsidiary under any Government Assistance Programs.

(3) Compliance with Laws. The Corporation and each of the Subsidiaries in carrying on the Business is not in violation of any Applicable Law, including laws relating to its operations, products, manufacturing processes, advertising, sales or employment practices, wages and hours, product safety or civil rights.

(4) Litigation. Except for the matters referred to in Schedule 4.8(4), and except for ordinary course collection matters brought by the Corporation, there are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporation, a Subsidiary or the Vendors) pending or, to the best of the Corporation’s knowledge, threatened, by or against or affecting the Corporation or any Subsidiary, at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, nor are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(5) Full Disclosure. The representations and warranties contained in this Agreement and in any certificate or other material delivered under this Agreement are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein and therein not misleading.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors as stated below and acknowledges that the Vendors is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

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Section 5.1 Status

The Purchaser is a subsisting corporation in Good Standing under the laws of Alberta and has full corporate power and authority to execute and deliver this Agreement and to consummate the Purchase.

Section 5.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by all necessary corporate action of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Purchase or performance of the transaction contemplated by this Agreement.

Section 5.3 Enforceability

This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE 6 – COVENANTS

Section 6.1 General Covenants

During the Interim Period, except as otherwise consented to by the Purchaser, each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and the Subsidiaries shall:

(1) Operations: carry on the Business in the usual and ordinary course in substantially the same manner as previously conducted and preserve intact its present business organization, use all reasonable efforts to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and take any and all such further actions reasonably requested by the Purchaser to the end that the Business shall not be impaired in any material respect at the Closing Date;

(2) Insurance: keep in full force its current insurance policies or without permitting any termination, cancellation or lapse thereof, to enter into replacement policies providing coverage equal to or greater than the coverage under those cancelled, terminated or lapsed for substantially similar premiums;

(3) Agreements: perform its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

(4) Books and Records: maintain its Financial Records in the Ordinary Course of Business and not make any change in its accounting principles, policies, practices or methods;

(5) Compliance with Laws: comply with all Applicable Law;

(6) Taxes and Tax Returns: prepare (in a manner consistent with past practices, except to the extent otherwise required by Applicable Law) and file with each Governmental Authority as required by Applicable Law all Tax Returns required to be filed during the Interim Period and

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pay, collect and remit all Taxes which become due and payable, collectible or remittable, as the case may be, during the Interim Period; provided that prior to filing any Tax Returns, it shall have first supplied draft copies of the Tax Returns to the Purchaser for review and comment;

(7) Articles and By-laws: not amend its articles of incorporation or by-laws, except that the articles of EESA shall be amended prior to Closing to delete the restriction on to whom shares in its capital may be issued or transferred;

(8) Additional Agreements: not enter into or assume any agreement, contract or commitment, except (a) purchases of supplies and sales of inventories in the Ordinary Course of Business and (b) agreements, contracts or commitments which, individually or in the aggregate, are not material to the Corporation or a Subsidiary taken as a whole, nor otherwise make any material change in the conduct of the Business or operations of the Corporation or a Subsidiary;

(9) Merger or Amalgamation: not merge or amalgamate with, or agree to merge or amalgamate with, or purchase substantially all of the assets of, or otherwise acquire any business; and not sell or lease or agree to sell or lease, any material properties or assets or approve or undertake any other material transaction or furnish or cause to be furnished any information concerning its business, properties or assets to any Person (other than to the Purchaser) which is interested in any such transaction;

(10) Inconsistent Activities: not solicit or encourage any inquiries or proposals or initiate discussions or negotiations with, or provide any information to any third party (other than the Purchaser) concerning, or enter into any transaction involving, the acquisition of all or any part of the shares, assets or business of the Corporation or a Subsidiary;

(11) Issue of Securities: not issue or sell, authorize for issuance or sale, or grant options, warrants or rights to subscribe for or purchase, any shares, quotas or other securities of any class;

(12) Changes or Dividends: not make any change in respect of any its shares, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, quotas or other securities, or redeem or otherwise acquire any of its shares, quotas or other securities;

(13) Employee Remuneration: not (a) increase the compensation of any of its directors, officers, employees, consultants, contractors or agents; (b) improve the Benefit Plans in any manner, (c) pay to or for the benefit of, or agree to pay to or for the benefit of, any of its directors, officers, employees, consultants, contractors or agents any pension or retirement allowance or other benefit not required by the Benefit Plans or Contracts at the date hereof; or (d) commit to any new or renewed employee pension, disability, bonus, commission, deferred or incentive compensation, salary continuation, supplemental unemployment, termination or severance, profit sharing, share purchase, stock option, stock appreciation, phantom stock option, retirement, group insurance, hospitalization, death benefit, sick leave, holiday, vacation, overtime, medical, dental, health and welfare or other employee benefit plan, agreement, policy, practice or other arrangement; nor will it amend any of the arrangements referred to in this Section 6.1(13) now in existence;

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(14) Indebtedness: not (a) create, incur or assume any long-term debt (including obligations in respect of capital leases); (b) create, incur, assume, maintain or permit to exist any short-term debt representing indebtedness for borrowed money; (c) enter into any agreements requiring the maintenance of a specific net worth; (d) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than as the result of the endorsement of negotiable instruments in the Ordinary Course of Business; or (e) make any loans, advances or capital contributions to, or investments in, any other Person;

(15) Capital Expenditures: not (a) make any capital expenditure other than pursuant to existing non-cancellable binding commitments previously disclosed in writing to and approved by the Purchaser, or (b) enter into any contract or commitment for any single capital expenditure in excess of $100,000 or any capital expenditures in the aggregate in excess of $500,000;

(16) Disposition of Assets: except in the Ordinary Course of Business, not sell, transfer, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties or assets, real, personal or mixed;

(17) Intercompany Business: not make any change, except in the Ordinary Course of Business, in the manner of conducting intercompany business among the Corporation, the Subsidiaries, their Affiliates and Associates, or with the Vendors or any of the Vendors’ Affiliates; or

(18) Representations and Warranties: not to do anything that would cause any of the representations and warranties under this Agreement or under any other document delivered pursuant to this Agreement to be false or misleading.

Notwithstanding the foregoing, the Purchaser acknowledges, and consents to, (i) the purchase or transfer of the interests in the South American Subsidiaries as contemplated by Section 7.1(4)(c) and (ii) the termination of the employee share purchase plan as contemplated by Section 7.1(4)(d).

Section 6.2 Competition Act

The Purchaser and EECOL Holdings will each (i) keep the other Party fully and promptly informed as to the status of the proceedings relating to the Regulatory Approvals; (ii) fully and promptly inform the other Party of all oral and written communications from or with any Governmental Authority in respect of the Regulatory Approvals; (iii) provide the other Party with copies of and give the other the opportunity to approve all applications, notifications, filings and other communications prepared by the Purchaser or EECOL Holdings in draft form prior to submission to the relevant Governmental Authority, deleting information that is confidential to the relevant Party or providing such copies on an external counsel only basis or such other basis as may be agreed upon by the Parties in writing; and (iv) afford the other Party the opportunity with reasonable prior notice to attend any meeting, telephone or video conference organized with any Governmental Authority in relation to the Regulatory Approvals. The Purchaser will pay the required $50,000 fee in connection with the application for approval under the Competition Act.

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Section 6.3 Access

The Purchaser and its auditors, counsel and other representatives shall be afforded immediate and continuous access at all reasonable times to all premises of, corporate, financial and other books and records of, and all policies of insurance, contracts, leases, deeds and other documents in the possession or control of, the Corporation or any Subsidiary to enable the Purchaser to investigate the affairs of the Business, and the Corporation and the Subsidiaries shall furnish to the Purchaser or its representatives such information with respect to the Business and its affairs as the Purchaser may reasonably request.

Section 6.4 Confidentiality

Notwithstanding anything contained in this Agreement, if the Purchase is not completed for any reason, the Purchaser shall hold in strict confidence and shall not disclose to any Person or use any confidential information obtained by the Purchaser with respect to the Business and the affairs of the Corporation and the Subsidiaries.

Section 6.5 Personal Information Privacy

The Purchaser shall at all times comply with all Applicable Law governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Corporation, Subsidiaries and the Business as contemplated in Section 6.2 and completing the Purchase. The Purchaser shall safeguard all Personal Information in a manner consistent with the degree of sensitivity of the Personal Information and, furthermore, maintain at all times the security and integrity of the Personal Information. The Purchaser shall not make any copies of the Personal Information or any excerpts thereof or in any way re-create the substance or contents of the Personal Information if the Purchase is not completed for any reason and shall return all Personal Information to the Corporation or destroy such Personal Information at the Corporation’s request.

Section 6.6 Assistance with Financing

(1) Assistance. The Vendors, EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and Subsidiaries acknowledge that the Purchaser will seek to obtain financing after the date of this Agreement. In furtherance of such efforts, the Purchaser will need to provide third parties, including lenders from whom the Purchaser intends to obtain such financing (a “Financing Party”), information which is customary in connection with the arrangement of debt financing, including, without limitation, historical financial and other pertinent historical information regarding the Corporation and its Subsidiaries as may be requested by Purchaser in connection with the financing (including such information which Purchaser has determined is necessary for the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Corporation and its Subsidiaries customary for such financing or reasonably necessary for the syndication of the financing by the financing sources). Upon the reasonable request of the Purchaser, the Corporation shall provide such information to the Purchaser or a Financing Party upon such Financing Party’s customary undertaking of confidentiality. In addition, the Corporation and the Subsidiaries shall provide reasonable cooperation in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing.

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(2) Financial Statements. Pursuant to the requirements of Form 8-K and Regulation S-X of the Securities Act of 1933, as amended, an affiliate of Purchaser may be required to include certain audited historical consolidated financial statements of the Corporation and the Subsidiaries in a Current Report on Form 8-K required by applicable federal securities laws (the “Form 8-K”). Further, an affiliate of Purchaser may seek to issue debt or equity securities (the issuance of which may require the preparation of one or more offering memoranda or registration statements (each an “Offering Document”)), and may deem it necessary or advisable to include certain audited historical consolidated financial statements of the Corporation and its Subsidiaries, including but not limited to, pro forma financial information, or certain other information with respect to the Corporation and its Subsidiaries in any Offering Document. Accordingly, prior to the Closing, upon the request of Purchaser, the Corporation and the Subsidiaries shall use their reasonable best efforts to furnish to Purchaser and/or its affiliate any financial statements, information or other documents that are reasonably requested by Purchaser in connection with the preparation of any information required to be included in the Form 8-K or that Purchaser and/or its affiliate reasonably deems necessary or advisable to be included in any Offering Document. In addition, prior to the Closing, the Corporation shall use its reasonable best efforts to obtain the agreement of Deloitte & Touche that it will, subject to its reasonable review of the Form 8-K or any Offering Document, as the case may be, and the completion of its customary procedures in connection therewith, provide its consent to the inclusion of such firm’s opinion with respect to any audited financial statements of the Corporation and the Subsidiaries to be included in the Form 8-K or to the inclusion or incorporation by reference of such opinion in any Offering Document, with such consent to be filed as an exhibit to the Form 8-K or any Offering Document that is a registration statement filed by an affiliate of Purchaser with the Securities and Exchange Commission, as the case may be.

Section 6.7 Cash Balance

The Corporation shall maintain a minimum cash balance equal to the aggregate amount of issued but uncleared cheques and bank drafts drawn on the bank accounts of the Corporation, EECOL Holdings, EECOL Properties Corp., Jarich and EESA.

Section 6.8 Solvency Deficiency

The Purchaser agrees that prior to December 31, 2013 it will make a special contribution to the EECOL Electric Corp. Retirement Plan in an amount equal to the lesser of:

(a)	The maximum amount permitted under statute in respect of the solvency deficiency of the EECOL Electric Corp. Retirement Plan; and,

(b)	The amount deducted from the Base Purchase Price in respect of the EECOL Electric Corp. Retirement Plan as provided in Section 2.2(1)(g).

Section 6.9 Tax Transactions

(1) Pre-Closing Reorganization Transactions: Subject to Applicable Law, the Corporation shall, and the Corporation shall cause the Subsidiaries to, effect such reorganizations of the business, operations and assets of the Corporation and the Subsidiaries or such other transactions as the Purchaser may reasonably request (each a “Pre-Acquisition Reorganization”), and shall co-operate with the Purchaser and its representatives in order to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which it might most effectively be undertaken. Neither the Corporation nor any Subsidiary shall be required to carry

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out any Pre-Acquisition Reorganization which: (i) would impede or materially delay the sale of the Purchased Shares, as contemplated in this Agreement; (ii) is prejudicial to the Corporation or a Subsidiary in any material respect; (iii) cannot be completed immediately prior to or on the Closing Date; or (v) would require the Corporation or a Subsidiary to contravene any Applicable Law.

(2) Implementation: The Purchaser shall provide written notice to the Corporation of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the Closing Date. Upon receipt of such notice, the Purchaser and the Corporation shall work co-operatively and use commercially reasonable efforts to prepare prior to the Closing Date all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization at least two Business Days prior to the Closing Date, or such later time as may be agreed to by Purchaser. Purchaser acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Corporation under this Agreement has been breached.

(3) Purchaser Tax Planning: The Corporation shall not, and shall not permit any Subsidiary to, undertake any reorganization or enter into any transactions or series of transactions that would have the effect of preventing Purchaser or its Affiliates from obtaining the benefit of a full tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act in respect of the non-depreciable capital properties owned by the Corporation and its Canadian Subsidiaries as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with, and obtaining the approval of, the Purchaser.

ARTICLE 7 – CONDITIONS

Section 7.1 Purchaser’s Conditions

The obligations of the Purchaser under this Agreement are subject to the conditions set out in this Section 7.1, which are for the exclusive benefit of the Purchaser and all or any of which may be waived, in whole or in part, by the Purchaser in its sole discretion by Notice given to the Vendors’ Representative. Each of EECOL Holdings, Jarich, EESA, EESA Holdings and the Corporation shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be fulfilled or performed at or before the time specified for closing.

(1) Truth of Representation and Warranties. All representations and warranties of the Vendors and of EECOL Holdings, Jarich, EESA, EESA Holdings and the Corporation contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Purchaser).

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(2) Powers of Attorney. The Vendors’ Representative shall have received validly executed powers of attorney, in a form previously approved by the Purchaser, from all of the Vendors for whom the Vendors’ Representative executed this Agreement and shall have provided copies of such powers of attorney to the Purchaser.

(3) Bringdown Certificate. The Vendors’ Representative shall have delivered to the Purchaser a certificate addressed to the Purchaser dated the Closing Date in substantially the form of Schedule 7.1(3).

(4) Vendors’ Obligations. Each of the Vendors, EECOL Holdings, Jarich, EESA, EESA Holdings and the Corporation shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified elsewhere in this Agreement and delivery of the following:

(a)	certificates of status for EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(b)	certified copies of (i) the articles and by laws of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries; (ii) all resolutions of shareholders and directors of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries approving the entering into of this Agreement and the completion of the Purchase; and (iii) a list of directors and officers of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each of the Subsidiaries authorized to sign this Agreement and any other documents required to be delivered hereunder; and

(c)	Purchaser shall have received satisfactory evidence, in its sole discretion of the following:

(i)	Transfer of the quota interests in EECOL Industrial Electric Limitada and EECOL Industrial Electric (Sudamerica) Limitada (in a form satisfactory to Purchaser) held by Empleados EECOL S.A. and Soporte Technologico e Inversiones Limitada to the Corporation or its nominee;

(ii)	Transfer of the share in Sask Alta Holdings S.A. held by Soporte Technologico e Inversiones Limitada to the Corporation or its designee;

(iii)	Execution of a nominee letter (in a form satisfactory to Purchaser) by Ricardo Archilla relating to his quota interest in EECOL Electric Argentina S.A.; and

(iv)	Termination of all powers of attorney granted to any employee, director or representative of any of the South American Subsidiaries.

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(d)	Purchaser shall have received satisfactory evidence of the termination of the employee share purchase plan.

(5) Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Purchase or which could prevent or impair the operation of the Business after the Closing Date in substantially the same manner as it was operated before the Closing Date.

(6) Material Adverse Change. No damage to or destruction of a material part of the property, plant or equipment of the Corporation or a Subsidiary shall have occurred and no change shall have occurred in the operations, condition, affairs or prospects of the Business, financial or other, including any change arising as a result of a change in Applicable Law or the revocation of any Licence, other than changes in the Ordinary Course of Business which, in the reasonable business judgment of the Purchaser, are not expected to be materially adverse to the Corporation, a Subsidiary or the Business.

(7) Financing. Vendors and Purchaser agree that the performance of Purchaser’s obligations hereunder and its obligation to complete the Purchase are contingent upon Purchaser’s completion of any financing required to fund the Purchase, including the funding of such financing by Purchaser’s lenders. If Purchaser is unable in good faith, through no fault of Purchaser, to complete the financing, Purchaser may terminate this Agreement by notice to Vendors’ Representative. If Purchaser terminates this Agreement pursuant to the foregoing, none of the parties shall have any further liability or obligation to the others, except for those which expressly survive the termination of this Agreement. The Vendors acknowledge they shall have no rights, claims or recourse of any kind against the Purchaser’s lenders.

(8) Status of Leases. The Purchaser shall have received (a) acknowledgments from the lessors under the Leases that such leases are in full force and effect and the Corporation or Subsidiary, as applicable, is not in breach of any of the terms thereof, and (b) any consent to the change in ownership effected by the Purchase of the Purchased Shares as may be required by the terms of such Leases.

(9) Employment Agreements. The employees listed on Schedule 7.1(9) shall have executed and delivered an employment agreement in a form satisfactory to the Purchaser acting reasonably.

(10)	Suppliers/Customers.

(a)	The Purchaser shall have had meetings with the suppliers and customers of the Corporation and the Subsidiaries identified on Schedule 7.1(10)and be satisfied that such suppliers and customers will each continue to do business with the Corporation and the Subsidiaries following the Closing on substantially the same terms (including substantially the same volumes) as they previously did business with the Corporation and the Subsidiaries prior to the Closing; and

(b)	The Purchaser and/or its Affiliates shall have had meetings with Schneider Electric Canada, Inc. and any of its affiliates that Purchaser deems appropriate, and shall be satisfied that Schneider Electric Canada, Inc., and its affiliates will continue to do business with the Corporation and the Subsidiaries following the Closing on substantially the same terms as they previously did business with the Corporation and the Subsidiaries prior to the Closing.

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(11) Payment of Bank Debt. The Purchaser shall have received a pay-out letter in respect of the Bank Debt as of the Closing Date from the applicable lender or lenders addressed to the Corporation and any applicable Subsidiaries and the Purchaser. The Corporation shall have obtained releases of any security for the Bank Debt and cancellation and return of all letters of credit and similar instruments issued pursuant to or in connection with the Bank Debt on behalf of the Corporation and any applicable Subsidiaries or written confirmation from the applicable lender or lenders of the Bank Debt that releases of the security and cancellation of all such letters of credit and similar instruments shall be effected immediately upon such lender(s) receipt of funds in repayment of the Bank Debt and an undertaking to discharge all filings in respect of the security and return of all such letters of credit and similar instruments. References to “Bank Debt” in this Section 7.1(11) does not include the South American Debt.

(12) Shareholders Agreement. Any shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation or any Subsidiary shall have been terminated.

(13) Concurrent Transactions. Concurrently with the completion of the Purchase, the Parties shall have executed and delivered and have completed the transactions contemplated by the following:

(a)	the Escrow Agreement in substantially the form of Schedule 2.3(3)(g); and

(b)	the Non-Competition Covenant.

(14) Indebtedness of Shareholders, Directors etc. Except for the Inter-Company Debt, all Indebtedness to EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation or a Subsidiary of shareholders, directors, officers and employees and any Person, firm, Associate or corporation not dealing at arm’s length with any of the foregoing within the meaning of any Applicable Law relating to Taxes for advances or other amounts shall have been paid in full.

(15) Releases and Resignations. The Purchaser shall have received releases and resignations of the officers, directors or comparable positions of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and the Subsidiaries as of the Closing Date.

(16) Corporate Action. All appropriate action of the directors, shareholders and officers of the Corporation and any applicable Subsidiaries shall have been taken and all requisite consents and approvals shall have been obtained to transfer the Purchased Shares to the Purchaser and to constitute a board of directors (or other managing body) of the Corporation and each of the Subsidiaries consisting of nominees of the Purchaser.

(17) Approvals, Consents, etc. All Regulatory Approvals and Consents shall have been received and shall be absolute or on terms reasonably acceptable to the Purchaser.

(18) Approval of Counsel and Opinions. The status of each of EECOL Holdings, Jarich, EESA, EESA Holdings, the Corporation and each Subsidiary (including the South American Subsidiaries), its title to its assets, all documents delivered hereunder, and the form and legality

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of all corporate action shall be subject to the approval of counsel to the Purchaser, who may rely to such extent and with respect to such matters as such counsel consider appropriate on the opinion of Vendors’ and the Corporation’s and Subsidiaries’ counsel, and such counsel shall have delivered to the Purchaser such legal opinions as the Purchaser may reasonably request for the purposes of the foregoing including, but not limited to, opinions substantially in the form and content of Schedule 7.1(18).

Section 7.2 Vendor’s Conditions

The obligations of the Vendors under this Agreement are subject to the conditions set out in this Section 7.2 which are for the exclusive benefit of the Vendors and all or any of which may be waived, in whole or in part, by the Vendors’ Representative in his sole discretion by Notice given to the Purchaser. The Purchaser shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be performed at or before the time specified for closing.

(1) Truth of Representation and Warranties. All representations and warranties of the Purchaser contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Vendors’ Representative).

(2) Purchaser’s Bringdown Certificate. The Purchaser shall have delivered to the Vendors a certificate addressed to the Purchaser dated the Closing Date in the form of Schedule 7.2(2).

(3) Purchaser’s Obligations. The Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date.

Section 7.3 Competition Act

(1) The Purchaser and EECOL Holdings shall have received approval under the Competition Act of the Transaction (“Competition Act Approval”) meaning the applicable waiting period under section 123 of the Competition Act shall have expired and neither the Purchaser nor EECOL Holdings shall have been advised in writing by the Commissioner that the Commissioner has determined to make an application for an order under section 92 or 100 of the Competition Act in respect of the purchase of the Purchased Shares by the Purchaser; and

(a)	the Commissioner shall have issued an advance ruling certificate under section 102(1) of the Competition Act to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act in respect of the purchase of the Purchased Shares by the Purchaser; or

(b)	the Commissioner shall have issued a “no-action letter” whereby the Commissioner provides written notice that the Commissioner does not intend, at that time, to make an application under section 92 of the Competition Act in respect of the purchase of the Purchased Shares by the Purchaser.

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(2) In no event will the Purchaser nor EECOL Holdings be obligated to propose or agree to accept any undertaking or condition, to enter into any consent agreement or consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of the Purchaser or EECOL Holdings, could be expected to limit the right of the Purchaser in any material way to own or operate all or any portion of its businesses or assets or, following the completion of the Purchase, limit the right of the Purchaser in any material way to own or operate all or any portion of the Business. With regard to the Commissioner or any other applicable antitrust or competition Governmental Authority, EECOL Holdings shall not, without the Purchaser’s written consent, in the Purchaser’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter the practices of the Business in any material way, or otherwise take or commit to take any action that limits the Purchaser’s freedom of action with respect to, or the Purchaser’s ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive substantially all of the benefits of this Agreement.

Section 7.4 Non-Competition

Each of the Key Employees shall execute and deliver to the Purchaser on the Closing Date a covenant substantially in the form of Schedule 7.4 (the “Non-Competition Covenant”) that they will not, either alone or in partnership or with any other Person, firm or corporation, as principal, agent, shareholder or in any other capacity, carry on or be engaged in or concerned with or interested in, directly or indirectly, or advise, be employed by, lend money to, guarantee the debts or obligations of, any Person, firm or corporation engaged in or interested in, any business similar or related to the business of the Corporation and its Subsidiaries for a period of five years from the Closing Date.

ARTICLE 8 – SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival

All provisions contained in this Agreement and in any other agreement, certificate or instrument executed and delivered hereunder, shall not merge on the closing of the Purchase but shall survive the execution, delivery and performance of this Agreement, the closing of the Purchase and the execution and delivery of any transfer documents or other documents of title to the Purchased Shares and all other agreements, certificates and instruments executed and delivered hereunder and the payment of the consideration for the Purchased Shares.

Section 8.2 Indemnity by Vendors

The Vendors shall jointly and severally indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)	any incorrectness in or breach of any representation or warranty of the Vendors, EECOL Holdings, Jarich, EESA, EESA Holdings or the Corporation contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

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(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Vendors, EECOL Holdings, Jarich, EESA, EESA Holdings or the Corporation contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	any breach of any contract by the Corporation or a Subsidiary which occurred prior to the Closing Date;

(d)	remedying any environmental matter identified in Schedule 4.5(5);

(e)	any amount of Transaction Expenses not paid at or prior to the Closing;

(f)	any debt, including any Bank Debt, and any accrued and unpaid interest, and related fees and expenses, of Jarich, EESA, EESA Holdings, the Company or its Subsidiaries to the extent not paid at or prior to the Closing;

(g)	the cost of reconciling the Inter-Company Debt and any liability for Taxes or other Damages arising out of the repayment of the Inter-Company Debt; and

(h)	any claim for Taxes against any of Jarich, ESSA, ESSA Holdings, EECOL Holdings, the Corporation or any of its Subsidiaries, arising in respect of any period ending on or before the Closing Date;

(i)	any claim arising out of the purchase or transfer of the interests in the South American Subsidiaries as contemplated by Section 7.1(4)(c);

(j)	any claim arising out of the termination of the employee share purchase plan as contemplated by Section 7.1(4)(d);

(k)	any matter identified on Schedule 4.8(4); and

(l)	any claims in respect of personal injury or property damage against the Corporation or any Subsidiary arising out of any products supplied or services performed by the Corporation or a Subsidiary prior to the Closing Date which are defective or fail to meet any product or service warranties.

The rights to indemnification of the Purchaser’s Indemnified Parties under this Section 8.2 shall apply notwithstanding any inspection or inquiries made by or on behalf of any of the Purchaser’s Indemnified Parties, or any knowledge acquired or capable of being acquired by any of the Purchaser’s Indemnified Parties or facts actually known to any of the Purchaser’s Indemnified Parties (whether before or after the execution and delivery of this Agreement and whether before or after the closing of the Purchase). The waiver of any condition shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.

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Section 8.3 Indemnity by the Purchaser

The Purchaser shall indemnify the Vendors and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

Section 8.4 Monetary Limitations

(1) Except for a claim against a Vendor under Section 8.2(a) as a result of a breach of representation or warranty made by such Vendor in Article 3, any claim for indemnification by the Purchaser or Purchaser Indemnified Parties shall be satisfied only out of the Escrow Amount pursuant to the Escrow Agreement and this Agreement and the Vendors shall have no liability to the Purchaser or the Purchaser Indemnified Parties beyond the Escrow Amount. The Purchase Price shall be reduced by any amount paid out of the Escrow Amount pursuant to an indemnity claim under this Article 8.

(2) Each Vendor is fully responsible to indemnify the Purchaser’s Indemnified Parties as provided in Section 8.2(a) for any Damages arising out of a breach of representation or warranty made by such Vendor in Article 3.

Section 8.5 Notice of Claim

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 8, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifying Party. Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and;

(b)	the amount of the potential Damages arising therefrom, if known.

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Section 8.6 Time Limits for Notice of Claim for Breach of Representations and Warranties

(1) Notice by the Purchaser. A claim for Damages pursuant to Section 8.2(a) arising as a result of a breach of representation or warranty made by a Vendor in Article 3 may be brought at any time. In respect of all other claims, no Damages may be recovered from the Vendors pursuant to Section 8.2(a) unless a Notice of Claim is delivered by the Purchaser on or before the following dates:

(a)	with respect to a claim based on Tax matters set out in Section 4.4(10), 60 days after the date on which the last applicable limitation period under any applicable Tax legislation expires with respect to any taxation year or period to which the representations and warranties relate (after giving effect to any waiver or extension);

(b)	with respect to all other representations and warranties, on or before 18 months after the Closing Date.

Unless a Notice of Claim has been given on or before the date set out above with respect to each particular representation and warranty, the Vendors shall be released on such date from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 8.2(a). This Section 8.6(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Sections 8.2(b), 8.2(c) or 8.2(h) whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 8.2(a).

(2) Notice by the Vendors. No Damages may be recovered from the Purchaser pursuant to Section 8.3(a) unless a Notice of Claim is delivered by the Vendors within 18 months of the Closing Date. Unless a Notice of Claim has been given within such time period with respect to each particular representation and warranty, the Purchaser shall be released from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendors in respect thereof pursuant to Section 8.3(a). This Section 8.6(2) shall not be construed to impose any time limit on the Vendors’ right to assert a claim to recover Damages under Section 8.3(b), whether or not the basis on which such a claim is asserted could also entitle the Vendors to make a claim for Damages pursuant to Section 8.3(a).

Section 8.7 Direct Claims

With respect to a Direct Claim, the Indemnifier shall have a period of 30 days from receipt of a Notice of Claim in respect thereof within which to investigate and respond to the Indemnified Party in writing to such Direct Claim. The Indemnified Party shall make available to the Indemnifier the information relied upon by the Indemnified Party to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnifying Party. If the Indemnifier does not so respond within such period, the Indemnifier shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to it.

Section 8.8 Interest

All amounts to be paid by an Indemnifier hereunder shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgement, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, or gave a Notice of Claim pursuant to Section 8.5, to the date of payment by the Indemnifier to the Indemnified Party.

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Section 8.9 No Restriction—Fraud

Nothing in this Agreement shall limit any Person’s right to seek and obtain any relief (including equitable relief) to which any Person is entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Section 8.10 General Limitations

An Indemnifier shall have no liability to an Indemnified Party hereunder:

(a)	for any liability that arises as a result of any legislation not in force on, and not announced by a Governmental Authority prior to, the date hereof which takes effect retrospectively;

(b)	in respect of any matter of thing done or omitted to be done by or at the direction or with the consent of the Indemnified Party;

(c)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing; and

(d)	to the extent that provision or reserve in respect of the matter giving rise to such liability is made in the Closing Financial Statements.

Section 8.11 Exclusive Remedy

The rights of indemnity set forth in this Article 8 are the sole and exclusive remedy of each Party in respect of any misrepresentation or breach of warranty by the other Party under this Agreement, other than those arising from fraud. This Article 8 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party.

ARTICLE 9 – CLOSING

Section 9.1 Closing

The completion of the Purchase shall take place at 10:00 am (Calgary time) on the Closing Date at the offices of McMillan LLP, 1900, 736-6th Avenue S.W. Calgary, Alberta T2P 3T7.

Section 9.2 Closing Procedures

Subject to the satisfaction or waiver by the relevant Party of the conditions of closing set forth in Article 7, at the completion of the Purchase, the Vendors shall deliver to the Purchaser certificates representing the Purchased Shares duly endorsed for transfer and the Purchaser shall pay and satisfy the Purchase Price in accordance with Section 2.3.

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ARTICLE 10 – TERMINATION

Section 10.1 Termination Rights

This Agreement may be terminated on or prior to the Closing Date:

(a)	by mutual written agreement of the Vendors’ Representative and the Purchaser;

(b)	by Notice given by the Purchaser to the Vendors’ Representative as permitted in Section 7.1 for failure of a condition to be satisfied if the Purchaser has not waived such condition at or prior to Closing;

(c)	by Notice given by the Vendors’ Representative to the Purchaser as permitted by Section 7.2 for failure of a condition to be satisfied if the Vendors’ Representative has not waived such condition at or prior to Closing;

(d)	by Notice given by either Party if a specific right of termination is given to that Party in this Agreement or if there has been a material breach of any provision of this Agreement by the other Party and such breach has not been waived by the non-breaching Party.

Section 10.2 Effect of Termination

(1) Each Party’s right of termination under this Article is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2) If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that:

(a)	each Party’s obligations under Section 6.4 and Section 6.5 will survive; and

(b)	if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11 – ARBITRATION

Section 11.1 Scope

Subject to and in accordance with the provisions of this Article 11, any and all differences, disputes, claims or controversies arising out of or in any way connected with this Agreement, whether arising before or after the expiration or termination of this Agreement, and

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including its negotiation, execution, delivery, enforceability, performance, breach discharge, interpretation and construction, existence, validity and any Damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act (Alberta).

Section 11.2 Limitation Period

The right to seek to arbitrate any matter hereunder or to seek any remedy which may have been available pursuant to an arbitration hereunder shall be brought within 2 years from the date at which the facts giving rise to the subject matter proposed to be arbitrated were known or ought to have been known with reasonable diligence by the Party seeking to invoke the arbitration or seeking the remedy.

Section 11.3 Applicable Law

The laws of the Province of Alberta shall be applicable in regards to all questions of governance and interpretation of this Agreement, as well as all matters in any way relating to the arbitration(s) applicable hereunder.

Section 11.4 Appointment of Arbitrator

A Party desiring arbitration hereunder shall give written notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration (“Notice of Arbitration”). Within 10 days after a Party gives a Notice of Arbitration, the Parties shall jointly appoint a single arbitrator (the “Arbitrator”). If the Parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a Justice of the Alberta Court of Queen’s Bench upon application by either Party.

Section 11.5 Powers of Arbitrator

The Arbitrator may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator may grant legal and equitable relief (including injunctive relief), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the generality of the foregoing or the Arbitrator’s jurisdiction at law, may:

(a)	determine any question of good faith, dishonesty or fraud arising in the dispute;

(b)	order any Party to furnish further details of that Party’s case, in fact or in law;

(c)	proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(d)	receive and take into account written or oral evidence tendered by the Parties that the Arbitrator determines is relevant, whether or not strictly admissible in law;

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(e)	make one or more interlocutory determinations and/or interim awards;

(f)	hold meetings and hearings, and make a decision (including a final decision) in Alberta (or elsewhere with the concurrence of the parties to the arbitration);

(g)	order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitrator determines to be relevant;

(h)	order the preservation, storage, sale or other disposal of any property or thing under the control of any of the Parties; and

(i)	make interim orders to secure all or part of any amount in dispute in the arbitration.

Section 11.6 Arbitration Procedure

The arbitration shall take place in Calgary at such place therein and time as the Arbitrator may fix. The arbitration shall be conducted in English. Within 20 days of the appointment of the Arbitrator, the parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed. It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the Parties and shall not be disclosed to any third party except as may be compelled by law.

Section 11.7 Arbitrator’s Decision

No later than 20 Business Days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties. The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

Section 11.8 Awards and Appeal

There shall be no appeal from the determination of the Arbitrator to any court. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Section 11.9 Costs of Arbitration

The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in his or her determination.

Section 11.10 Condition Precedent

Submission to arbitration under this Section is intended by the Parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

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ARTICLE 12 – MISCELLANEOUS

Section 12.1 Vendors’ Representative

Tom Crist (the “Vendors’ Representative”) is appointed by each of the Vendors as its representative, agent and attorney-in-fact for the purposes and with the powers set out in this Section. The Vendors’ Representative shall be entitled to represent the Vendors in all matters relating to the transactions contemplated in this Agreement and each Vendor shall be bound by the acts taken by the Vendors’ Representative on its behalf. The Vendors’ Representative shall not be personally liable to any party for any act taken, or omission to act, by him except as a result of fraud. Without limiting the generality of the foregoing, the Vendors’ Representative shall be entitled to represent all of the Vendors at Closing and waive any obligations or conditions under this Agreement for the benefit of the Vendors at Closing or otherwise, and the Vendors’ Representative shall be entitled to exclusively represent the Vendors in connection with any settlement of any post-Closing adjustments to the Purchase Price pursuant to Section 2.5, any matters pertaining to the Escrow Agreement and any matters for which indemnification may be claimed by or asserted against the Vendors in connection with the transactions contemplated hereby. The Vendors’ Representative shall be entitled to agree to an amendment to this Agreement, the Escrow Agreement and any other document relating to the transactions contemplated hereby on behalf of each of the Vendors and shall be entitled to execute and deliver any agreements or other instruments in writing on behalf of each of the Vendors in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable. Each of the Vendors represents and warrants that it has had the opportunity to obtain independent legal advice.

Section 12.2 Further Assurances

Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions of this Agreement.

Section 12.3 No Disclosure

Prior to completion of the Purchase on the Closing Date, no disclosure with respect to the Purchase shall be made by either Party to suppliers, customers or employees of the Corporation or others without the prior approval of the other Party (such approval not to be unreasonably withheld), except that the Vendors’ Representative may make disclosure in confidence to senior employees of the Corporation affected by the Purchase and either Party may make such disclosure as is required by Applicable Law, subject to prior Notice to the Purchaser of the text of any such disclosure.

Section 12.4 Brokers

Each of the Parties represents to the other that it has not employed any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee from the other or from the Corporation or any commission upon consummation of the transaction.

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Section 12.5 Notice

Unless otherwise specified, each Notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the Party as follows:

If to the Vendors (other than Marion Sinneave), to the Vendors’ Representative:

Name:	Tom Crist
Address:	63 Sunpark Drive SE
Calgary, Alberta T2X 3V4
Fax No:	(403) 252-6441

If to Marion Sinneave or Jarich:

Name:	Marion Sinneave
c/o Karleen Gobeil
Address:	63 Sunpark Drive SE Calgary, Alberta T2X 3V4
Fax No:	(403) 252-6441

with a copy to:

Name:	Donald J. Kelly
Address:	902 Bearspaw Village View Calgary, Alberta T3L 2P3
Fax No:	(403) 208-4749

and a copy to:

Name:	David L. Wood
Address:	#200 12 Manning Close NE Calgary, Alberta T2E 7N6
Fax No:	(403) 207-3510

If to EECOL Holdings, EESA, EESA Holdings, or the Corporation:

Name:	Tom Crist, President EECOL Electric Corp.
Address:	63 Sunpark Drive SE
Calgary, Alberta T2X 3V4
Fax No:	(403) 252-6441

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with a copy to:

Name:	Karleen Gobeil, Vice President
EECOL Electric Corp.
Address:	63 Sunpark Drive SE Calgary, Alberta T2X 3V4
Fax No:	(403) 252-6441

If to the Purchaser:

Name:	Stephen A. Van Oss, Chief Operating Officer WESCO International, Inc.
Address:	225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219 USA
Fax No.:	(412) 222-7471

with a copy to:

Name:	General Counsel
WESCO International, Inc.
Address:	225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219
USA
Fax No:	(412) 222-7304

or to any other address, fax number or Person that the Party designates. Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 3:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

Section 12.6 Time

For every provision of this Agreement, time is of the essence.

Section 12.7 Governing Law

This Agreement and each document contemplated by or delivered under or in connection with this Agreement are governed by, and are to be construed and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in the Province of Alberta.

Section 12.8 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The Parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Purchase.

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Section 12.9 Amendment

Except as expressly provided in this Agreement, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination. As provided in Section 12.1, the Vendors’ Representative has the power and authority to execute an amendment, supplement, restatement or termination of any provision of this Agreement on behalf of each of the Vendors.

Section 12.10 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement entitled to grant the waiver, including the Vendors’ Representative on behalf of all of the Vendors. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 12.11 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

Section 12.12 Remedies Cumulative

The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

Section 12.13 Assignment and Enurement

No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may not be unreasonably withheld or delayed; provided however the Purchaser may assign its rights and interests under this Agreement and all related documents, including the Escrow Agreement, to its lenders, their successors and assigns. This Agreement enures to the benefit of and binds the Parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

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Section 12.14 Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving Party.

Section 12.15 Submission to Jurisdiction

Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Signature pages to follow

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WDCC ENTERPRISES INC.

By:	/s/ Stephen A. Van Oss
Name: Stephen A. Van Oss
Title: President

EECOL HOLDINGS LTD.

By:	/s/ Tom Crist
Name: Tom Crist
Title: President

By:	/s/ Karleen Gobeil
Name: Karleen Gobeil
Title: Secretary

EESA CORP.

By:	/s/ Tom Crist
Name: Tom Crist
Title: President

By:	/s/ Karleen Gobeil
Name: Karleen Gobeil
Title: Secretary

EESA HOLDINGS LTD.

By:	/s/ Tom Crist
Name: Tom Crist
Title: President

By:	/s/ Karleen Gobeil
Name: Karleen Gobeil
Title: Secretary

EECOL ELECTRIC CORP.

By:	/s/ Tom Crist
Name: Tom Crist
Title: President

By:	/s/ Karleen Gobeil
Name: Karleen Gobeil
Title: Secretary

/s/ Robert A. Benson	/s/ Tom Crist
Signature of Witness	TOM CRIST

The Vendors listed in the attached Schedules A-1 and A-2 have all executed powers of attorney in favor of Tom Crist, which have been provided to the Purchaser. The undersigned Tom Crist executes this Agreement on behalf of the Vendors listed on Schedules A-1 and A-2.

/s/ Tom Crist
Tom Crist, Attorney for the Vendors listed on Schedules A-1 and A-2

JARICH HOLDINGS LTD.

	By:	/s/ Marion Sinneave
Name: MARION SINNEAVE
Title: PRESIDENT

/s/ Karleen Gobeil		/s/ Marion Sinneave
Signature of Witness		MARION SINNEAVE

Schedule A — Vendors/Purchased Shares

Corporation	Vendor	Purchased Shares

Jarich Holdings Ltd.	Marion Sinneave	232,103,705 Class “A” Common shares

EESA Corp.	See Schedules A.1 and A.2	See Schedules A.1 and A.2

EECOL Holdings Ltd.	See Schedule A.3	See Schedule A.3

SCHEDULES TO THE AGREEMENT AS LISTED IN SECTION 1.9 OF THE AGREEMENT ARE OMITTED PURSUANT TO REGULATION S-K 601(B)(2) AND WILL BE FURNISHED TO THE COMMISSION UPON REQUEST